Exhibit 10.1

Execution Version

CONFIDENTIAL

SECURITIES PURCHASE AGREEMENT

by and among

TERRASOUL SUPERFOODS, LLC,

SUPERFOODS SELLER LLC,

LAIRD SUPERFOOD, INC.

and, solely for purposes of Section 8.16,

THE GUARANTORS SET FORTH ON SCHEDULE 1 HERETO

Dated as of April 21, 2026

TABLE OF CONTENTS

ARTICLE 1         DEFINITIONS

ARTICLE 2         PURCHASE AND SALE

2.1         Purchase and Sale

2.2         Purchase Price; Payments

2.3         Closing

2.4         Closing Deliverables

2.5         Cash Payment Adjustment

2.6         Escrow Agreement

2.7         Tax Withholding

2.8         Earn-Out

ARTICLE 3         REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

ARTICLE 4         REPRESENTATIONS AND WARRANTIES OF SELLER

ARTICLE 5         REPRESENTATIONS AND WARRANTIES OF BUYER

ARTICLE 6         ADDITIONAL AGREEMENTS

ARTICLE 7         INDEMNIFICATION

ARTICLE 8         GENERAL PROVISIONS

LIST OF SCHEDULES AND EXHIBITS

Schedule 1         Guarantors

Schedule 1.1         Transaction Expenses

Schedule 6.4(f)         Tax Allocation Schedule

Exhibit A         Accounting Principles

Exhibit B         Net Working Capital Schedule

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April 21, 2026, by and among (a) Terrasoul Superfoods, LLC, a Texas limited liability company (the “Company”), (b) Superfoods Seller LLC, a Delaware limited liability company (“Seller”), (c) Laird Superfood, Inc., a Nevada corporation (“Buyer”) and (d) solely for purposes of Section 8.16, the Persons set forth on Schedule 1 hereto (each, a “Seller Guarantor” and collectively, the “Seller Guarantors”). Unless the context otherwise requires, each of the Company, Buyer and Seller are referred to herein individually as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, prior to the Reorganization, Dennis J. Botts (“Mr. Botts”), Amy J. Botts, Jerry W. Collins and Mark K. Miller (each a “Member” and collectively, the “Members”) owned all of the issued and outstanding units of membership interests of the Company (the “Company Membership Interests”).

WHEREAS, (a) prior to the Closing, (i) the Members formed Seller, which filed an election on IRS Form 2553 to be treated as an S corporation for U.S. federal income Tax purposes as of the date of formation, (ii) the Members contributed all the Company Membership Interests to Seller in exchange for shares of Seller (the “Contribution”), (iii) Seller filed an IRS Form 8869 electing to treat the Company as a “qualified subchapter S subsidiary” of Seller pursuant to Section 1361(b)(3)(B) of the Code effective as of the date of the Contribution for U.S. federal income Tax purposes; and (iv) the Company filed an election on IRS Form 8832 to be treated as a disregarded entity for U.S. federal income Tax purposes within the meaning of Treasury Regulation Section 301.7701-3(b)(1)(ii) with an effective date at least one (1) day following the Contribution (the “Reorganization”) and (b) the Reorganization is intended to be a tax-free reorganization pursuant to Section 368(a)(1)(F) of the Code and the IRS Revenue Ruling 2008-18, for federal (and applicable state and local) income Tax purposes.

WHEREAS, following the Reorganization, as of immediately prior to the Closing, Seller owns, beneficially and of record, all of the Company Membership Interests, which constitute all of the issued and outstanding Equity Interests of the Company.

WHEREAS, upon the terms and subject to the conditions of this Agreement, the Parties desire that, at the Closing, Buyer purchase and acquire from Seller, and Seller sell, transfer and convey unto Buyer, all of the Company Membership Interests.

WHEREAS, concurrently with the execution of this Agreement, each Member has executed and delivered to Buyer a restrictive covenant agreement (the “Restrictive Covenant Agreement”).

WHEREAS, concurrently with the execution of this Agreement, Mr. Botts and Buyer have entered into the Advisory Agreement.

WHEREAS, in connection with the foregoing, the Parties desire, at the Closing, to enter into certain other Ancillary Agreements.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1 DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings set forth below:

“2026 Contribution Profit” means, for the calendar year 2026, an amount equal to (a) Gross Profit less (b) Credit Card Fees as defined in Section 4 of Exhibit A, less (c) Platform Fees as defined in Section 4 of Exhibit A, and less (d) Advertising, Promotion, and Marketing Expenses as defined in Section 4 of Exhibit A; in each case of clauses (a) through (d), determined in accordance with Part 2 of Exhibit A. Notwithstanding the foregoing, (i) under no circumstances shall there be any duplication in amounts used to calculate Gross Profit and 2026 Contribution Profit, and (ii) 2026 Contribution Profit shall be increased by the aggregate amount of 2026 Contribution Profit Credit set forth in any Transition Agreements entered into during the Earn-Out Period.

“2026 Contribution Profit Credit” means an amount mutually agreed between Buyer and Mr. Botts on commercially reasonable terms and set forth in a Transition Agreement with respect to any product set forth in a Transition Agreement.

“Accounting Principles” has the meaning set forth on Exhibit A.

“Accrued Taxes” means the aggregate accrued and unpaid Taxes of the Company as of the Closing with respect to any Pre-Closing Tax Period for which a Tax Return has not yet been filed (or for which a Tax Return has been filed but for which all Taxes shown on such Tax Return as owing have not yet been paid). The calculation of Accrued Taxes shall (a) not be expressed as a negative number in the aggregate or be computed by reference to a negative number in respect of any jurisdiction or Tax Return, and (b) be consistent with past practice of the Company in preparing its Tax Returns and paying its Taxes (including reporting positions, jurisdictions, elections and accounting methods) (unless otherwise required by Law or this Agreement).

“Action” means any claim, action, suit, audit, assessment, arbitration, proceeding, litigation (in law or in equity), mediation, lawsuit, arbitral action, inquiry, criminal prosecution, investigation, complaint, charge, demand or hearing, in each case by or before any Governmental Authority, arbitral panel or mediator whether administrative, judicial or arbitral in nature.

“Actual Cash” has the meaning set forth in Section 2.5(b).

“Actual Cash Payment” has the meaning set forth in Section 2.5(b).

“Actual Debt” has the meaning set forth in Section 2.5(b).

“Actual Net Working Capital” has the meaning set forth in Section 2.5(b).

“Actual Transaction Expenses” has the meaning set forth in Section 2.5(b).

“Actual Working Capital Adjustment Amount” has the meaning set forth in Section 2.5(b).

“Adjustment Shortfall” has the meaning set forth in Section 2.5(f)(iii).

“Adjustment Escrow Amount” means an amount equal to $1,500,000.00.

“Adjustment Escrow Funds” means the funds maintained from time to time in a segregated account established by the Escrow Agent pursuant to the Escrow Agreement (which funds shall initially be equal to the Adjustment Escrow Amount and shall be disbursed and released in accordance with the terms and conditions of this Agreement and the Escrow Agreement).

“Advisory Agreement” means that certain Advisory Agreement, dated as of the date of this Agreement, by and between Buyer and Mr. Botts.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct the management and policies of an entity, whether through the ownership of voting securities, by Contract or otherwise, and such “control” will be conclusively presumed if a Person owns more than fifty percent (50%) of the Equity Interests, directly or indirectly, of another Person.

“Affiliate Agreement” has the meaning set forth in Section 3.19.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Ancillary Agreements” means this Agreement, the Company Disclosure Schedule, the annexes to this Agreement, the Escrow Agreement, the Advisory Agreement, the Domain Name Assignment Agreement and any other documents, agreements, certificates and other instruments executed or delivered in connection with this Agreement.

“Assets” has the meaning set forth in Section 3.11.

“Balance Sheet Date” means January 31, 2026.

“BIS” means the Bureau of Industry and Security of the United States Department of Commerce.

“Business” means the business of the Company, as currently conducted by the Company, or as proposed to be conducted by the Company as of the date of this Agreement, including the business of sourcing, manufacturing, marketing, distributing and selling food products.

“Business Data” means all business information, confidential information and all Personal Information and data (whether of employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed or disposed of by any of the Business Systems.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in New York City, New York or Los Angeles, California are authorized or obligated by Law or executive order to close.

“Business Systems” means all Software, tools, applications, computer hardware (whether general or special purpose), electronic data processing, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals and computer systems, including any outsourced systems and processes that are used or controlled by, or for the benefit of, the Company in the conduct of the Business.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Certificate” has the meaning set forth in Section 2.5(b).

“Buyer Released Claims” has the meaning set forth in Section 8.10(b).

“Buyer Releasing Party and Buyer Releasing Parties” has the meaning set forth in Section 8.10(b).

“Calculation Time” means (a) with respect to Debt and Transaction Expenses, as of immediately prior to Closing and (b) with respect to Cash and Net Working Capital, as of 12:01 a.m. Central time on the Closing Date.

“Cash” means (a) the aggregate amount of all cash, cash equivalents (to the extent convertible to cash within forty-five (45) days) of the Company, including all checks, wires, transfers and drafts, in each case, which have been deposited but have not yet cleared for the account of the Company minus (b) the aggregate amount of all outstanding but uncleared checks, wires, transfers, or other payment orders or instructions made or given by the Company. “Cash” shall (i) be reduced by the amount of any payments made by the Company between the Calculation Time and the Closing which are not otherwise deducted from the Closing Cash Payment in Estimated Debt, Estimated Transaction Expenses or the Estimated Working Capital Adjustment, and (ii) not include any (A) cash or cash equivalents held by the Company for the benefit of its customers or any other Person other than the Company, (B) cash held in the form of a security deposit, escrow or trust accounts and other cash equivalents, in each case, held for a third party that is subject to a lockbox arrangement, cash dominion, cash control or similar Contract that prevents the Company from freely accessing, transferring or using the applicable cash, and (C) cash or cash equivalents that are not freely usable by the Company because it is subject to taxes, restrictions or limitations on use by Law, contract or otherwise, including restrictions on dividends, restrictions on repatriations or any other form of restriction.

“Cash Payment” means the amount equal to (a) $48,000,000, plus (b) Closing Cash, minus (c) Closing Debt, minus (d) Transaction Expenses, plus or minus (e) (as applicable pursuant to the definition thereof) the Working Capital Adjustment Amount.

“Closing” has the meaning set forth in Section 2.3.

“Closing Cash” means the amount of Cash as of the Calculation Time.

“Closing Cash Payment” has the meaning set forth in Section 2.5(a).

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Debt” means the amount of Debt as of the Calculation Time.

“Closing Statement” has the meaning set forth in Section 2.5(a).

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Affiliated Person” has the meaning set forth in Section 3.19.

“Company Change in Control” has the meaning set forth in Section 6.9.

“Company Disclosure Schedule” has the meaning set forth in Article 3.

“Company Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the Company.

“Company Material Adverse Effect” means any change, effect, event, occurrence, circumstance or development that, individually or in the aggregate, (a) has been or would reasonably be expected to be materially adverse to the business, assets, properties, results of operations or condition (financial or otherwise) of the Company, taken as a whole; or (b) would reasonably be expected to prevent, materially delay or materially impair the Company and Seller from consummating the Transactions; provided, however, that solely with respect to clause (a) above, the following and the effects of the following shall not be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, a Company Material Adverse Effect: (i) any general condition affecting the industries or markets in which the Company conducts operations or the economy in any of the countries or jurisdictions in which the Company conducts operations; (ii) general economic, capital market, financial, political or regulatory conditions (including any changes therein after the date hereof), worldwide, nationally, internationally, or in any particular region, including (for the avoidance of doubt) any such conditions related to or resulting from any epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any governmental response or reaction to any of the foregoing; (iii) an occurrence, outbreak, escalation or material worsening of war, armed hostilities, acts of terrorism, political instability or other worldwide, national or international calamity, crisis or emergency, or any governmental response or reaction to any of the foregoing; (iv) any fires, earthquakes, hurricanes, tornadoes, epidemics, pandemics, disease outbreak (including the COVID-19 virus) or other natural or manmade disasters or any governmental response or reaction to any of the foregoing; (v) any change in applicable accounting requirements, including GAAP, or principles or interpretations or implementations thereof, or any change in applicable Laws, rules or regulations or the implementation or interpretation thereof (including Laws regarding tariffs or duties); and (vi) any failure of the Company to meet its financial or operational budgets, targets or projections (it being understood that the facts or occurrences giving rise to such failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account when determining whether there has been a Company Material Adverse Effect); except the matters described in clauses (i), (ii), (iii), (iv) and (v) shall be included and taken into account in the term “Company Material Adverse Effect” to the extent any such matter has a materially disproportionate adverse impact on the business, assets, properties, condition (financial or otherwise) or results of operations of the Company relative to other participants in the industries in which the Business operates.

“Company Membership Interests” has the meaning set forth in the recitals to this Agreement.

“Company Plan” means any plan, program, policy, arrangement or Contract, whether or not reduced to writing, and whether covering a single individual or a group of individuals, that is (a) an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, (b) an employee pension benefit plan within the meaning of Section 3(2) of ERISA, (c) an equity bonus, equity purchase, equity option, profits interests, phantom equity, restricted equity, equity appreciation right or similar equity-based plan, program, policy, arrangement or Contract, (d) an individual employment, consulting, change-in-control, severance, separation or retention agreement or Contract, (e) any other deferred-compensation, severance, gross-up, retirement, post-retirement, medical, dental, life, cafeteria, disability, sick leave, death benefit, welfare-benefit, reimbursement, bonus, profit-sharing, group insurance, incentive or fringe-benefit plan, program, policy, agreement, arrangement or Contract or (f) each Multiemployer Plan and any other employee benefit plan, program, policy, arrangement or Contract, whether or not subject to ERISA, in each case, that is maintained, sponsored or contributed to by the Company, or to which the Company is obligated to contribute or, in respect of which the Company has any liability, or which benefits any current or former employee, director, consultant, or independent contractor of the Company (or any beneficiaries or dependents of any such Person).

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of October 24, 2025, by and between the Company and Nexus Capital Management LP.

“Continuing Employee” has the meaning set forth in Section 6.2(a).

“Contract” means any legally binding contract, agreement, lease, obligation, commitment or undertaking.

“Contribution” has the meaning set forth in the recitals to this Agreement.

“Counsel” has the meaning set forth in Section 8.15(a).

“COVID-19 Measures” means any Law enacted or issued by any Governmental Authority with respect to any Tax matter in response to COVID-19 and any evolutions or mutations thereof.

“Current Assets” means the consolidated total current assets of the Company, which current assets shall include only the line items set forth in the Net Working Capital Schedule, calculated in accordance with Part 1 of Exhibit A. For the avoidance of doubt, Current Assets shall not include any (a) Cash or other items excluded from the definition of Cash, (b) assets related to Debt (i.e., unamortized debt issuance costs), (c) any amounts receivable from Seller or any of its Affiliates and (d) current and deferred income Tax assets.

“Current Liabilities” means the consolidated total current liabilities of the Company, which current liabilities shall include only the line items set forth in the Net Working Capital Schedule, calculated in accordance with Part 1 of Exhibit A. For the avoidance of doubt, Current Liabilities shall not include any (a) Debt, (b) Transaction Expenses, (c) contra liabilities related to Debt (i.e., unamortized debt issuance costs) and (d) current and deferred income Tax liabilities.

“D&O Indemnified Party” has the meaning set forth in Section 6.5(a).

“Data Security Requirements” means, collectively, all of the following to the extent relating to the access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, security, destruction, or disposal of Personal Information or otherwise relating to privacy, security, or security or data breach notification requirements and applicable to the Company, to the conduct of the Business, or any of the Business Systems: (a) the Company’s own rules, policies, and procedures, including Privacy Policies; (b) Privacy Laws; and (c) Contracts, including Privacy Agreements, into which the Company has entered or by which the Company is otherwise bound.

“Debt” means, for the Company, without duplication, (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) obligations for any deferred or unpaid purchase price for assets, businesses, securities, properties or services, including all obligations under any noncompete, consulting or other similar arrangements or with respect to any seller notes and “earn-out” payments, purchase price adjustment or true-up obligations, holdbacks or other similar obligations, whether or not matured or contingent, in each case, calculated as the maximum amount due under, or pursuant to, such obligations, (c) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument, debt security or other similar instrument, (d) indebtedness secured by a Lien on assets or properties of the Company, (e) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties, (f) any liability of the Company in respect of bankers’ acceptances, performance bonds, surety bonds, letters of credit or other similar obligations (in each case, to the extent drawn), (g) all obligations of the Company as lessee under leases that have been classified as finance leases in the Financial Statements or should have been (or should be) classified as finance leases in accordance with GAAP, (h) all obligations of the Company to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests of the Company or any warrants, rights or options to acquire such Equity Interests, (i) any deferred revenue and any stale or aged customer deposits or similar balances (including for the avoidance of doubt, the customer advance deposit in the amount of $4,318.81 as of January 31, 2026), (j) off-balance sheet financings, (k) any dividends or other distributions that have been declared or accrued but unpaid and any amounts owed by the Company to Seller or any of its Affiliates (including any liabilities or obligations in respect of any board, management, monitoring, advisory or other similar fees and expenses), (l) any deferred rent, (m) any unpaid severance obligations with respect to any employee whose employment was terminated at any time prior to the Closing, plus the employer portion of any payroll, social security, employer health, unemployment, similar or other Taxes incurred in respect of such obligations, (n) any unfunded or underfunded liabilities relating to deferred compensation, retiree medical, defined benefit pension, termination indemnity, gratuity or similar plans or arrangements, (o) any Accrued Taxes of the Company, (p) any unpaid settlement obligations, (q) obligations under any interest rate swaps, collars, caps, forward contracts and similar hedging arrangements, (r) all liabilities for employee and contractor bonuses (including accrued but unpaid bonuses) for the period prior to the Closing Date, plus the employer portion of any payroll, social security, employer health, unemployment, similar or other Taxes incurred in respect of such obligations, (s) any liabilities or obligations in respect of incurred but not reported claims or similar reserves relating to any health, medical or insurance plans of the Company, whether or not accrued, (t) direct or indirect guarantees or other contingent liabilities with respect to any indebtedness, obligation, claim or liability of any other person of a type described in clauses (a) through (s) above, and (u) with respect to any indebtedness, obligation, claim or liability of a type described in clauses (a) through (t) above, all accrued or unpaid interest, premiums, penalties, breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect thereto; provided, that “Debt” shall not include: (i) Transaction Expenses and (ii) obligations under leases that have been classified as operating leases in the Financial Statements.

“Delaware Courts” has the meaning set forth in Section 8.11(b).

“Domain Name Assignment Agreement” means that certain Domain Name Assignment Agreement, dated as of the date of this Agreement, by and between the Company and Mr. Botts.

“Earn-Out Amount” means:

(a)         if 2026 Contribution Profit is less than $11,300,000, an amount equal to $0;

(b)         if the 2026 Contribution Profit is equal to or greater than $11,300,000 but less than $11,400,000, an amount equal to $500,000;

(c)         if the 2026 Contribution Profit is equal to or greater than $11,400,000 but less than $11,500,000, an amount equal to $1,000,000;

(d)         if the 2026 Contribution Profit is equal to or greater than $11,500,000 but less than $11,600,000, an amount equal to $1,500,000;

(e)         if the 2026 Contribution Profit is equal to or greater than $11,600,000 but less than $11,700,000, an amount equal to $2,000,000;

(f)         if the 2026 Contribution Profit is equal to or greater than $11,700,000 but less than $11,800,000, an amount equal to $2,500,000;

(g)         if the 2026 Contribution Profit is equal to or greater than $11,800,000 but less than $11,900,000, an amount equal to $3,000,000;

(h)         if the 2026 Contribution Profit is equal to or greater than $11,900,000 but less than $12,000,000, an amount equal to $3,500,000;

(i)         if the 2026 Contribution Profit is equal to or greater than $12,000,000 but less than $12,100,000, an amount equal to $4,000,000;

(j)         if the 2026 Contribution Profit is equal to or greater than $12,100,000 but less than $12,200,000, an amount equal to $4,500,000; and

(k)         If the 2026 Contribution Profit is equal to or greater than $12,200,000, an amount equal to $5,000,000.

“Earn-Out Period” means the period beginning on the Closing Date and ending on December 31, 2026.

“Earn-Out Statement” has the meaning set forth in Section 2.8(b).

“Enforceability Exception” has the meaning set forth in Section 3.2.

“Environmental Laws” means any applicable Laws that pertain to the pollution or protection of the environment, protection of public health and safety, or protection of worker health and safety, or that pertain to the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use or recycling of hazardous materials, including the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., the European Union RoHS Directive and the Waste Electrical and Electronic Equipment Directive.

“Equity Interest” means, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person, and (b) any option, warrant, purchase right, conversion right, exchange right or other Contract that would entitle any other Person to acquire any such interest in such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person, whether or not incorporated, which together with the Company would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA or that is a member of the same “controlled group” as the Company pursuant to Section 4001(a)(14) of ERISA.

“Escrow Agent” means Wilmington Trust, N.A.

“Escrow Agreement” has the meaning set forth in Section 2.6(a).

“Estimated Cash” has the meaning set forth in Section 2.5(a).

“Estimated Debt” has the meaning set forth in Section 2.5(a).

“Estimated Net Working Capital” has the meaning set forth in Section 2.5(a).

“Estimated Transaction Expenses” has the meaning set forth in Section 2.5(a).

“Estimated Working Capital Adjustment Amount” has the meaning set forth in Section 2.5(a).

“Export Controls” has the meaning set forth in Section 3.8(c)(i).

“FCPA” has the meaning set forth in Section 3.8(b)(i).

“FDA” has the meaning set forth in Section 3.22(a).

“FDCA” has the meaning set forth in Section 3.22(a).

“Final Cash Payment” has the meaning set forth in Section 2.5(e).

“Financial Statements” has the meaning set forth in Section 3.5(a).

“Food Authority or Food Authorities” has the meaning set forth in Section 3.22(a).

“Food Safety Laws” has the meaning set forth in Section 3.22(a).

“Fraud” means actual and intentional common law fraud as determined by Delaware courts applying the Laws of the State of Delaware.

“GAAP” means generally accepted accounting principles in effect in the United States.

“Governing Documents” means, with respect to any business entity, all documents by which such entity established its legal existence or which govern its internal corporate affairs, including its certificate of incorporation, articles of organization, limited partnership agreement, operating agreement, limited liability company agreement, bylaws and any other similar governing document, as applicable, of such entity.

“Governmental Authority” means any court, tribunal, administrative agency, commission, ministry, entity, board, official or administration (including, in each case, any political subdivision thereof), judicial or arbitral body (whether public or private) or other United States, federal, national, provincial, state, local, foreign or other governmental authority, instrumentality, agency or commission (whether national, supranational or transnational), in each case, to the extent the same has jurisdiction over the Person, assets or property in question.

“Gross Profit” has the meaning set forth in, and shall be determined in accordance with, Part 2 of Exhibit A.

“HHS” has the meaning set forth in Section 3.22(a).

“Improper Payment Laws” has the meaning set forth in Section 3.8(b)(i).

“Insurance Policies” has the meaning set forth in Section 3.18.

“Intellectual Property” means all of the following throughout the world: (a) patents and patent applications, including any reissues, continuations, continuations-in-part, divisions, continued prosecution applications, extensions and patent disclosures, as well as all reissues or reexaminations thereof and inventions (whether or not patentable and whether or not reduced to practice); (b) trademarks, service marks, trade dress, logos, slogans, trade names, internet domain names, corporate names and other indicia of source and all registrations and applications for registration thereof, together with all goodwill associated therewith; (c) copyrights and works of authorship, moral rights and all registrations and applications for registration thereof; (d) Software; and (e) trade secrets, confidential information, and proprietary data and information, whether tangible or intangible (including compilations of data (whether or not copyrighted or copyrightable), ideas, formulae, compositions, blends, processes, know-how, methodologies, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, improvements, proposals, technical data, financial and accounting data, business and marketing plans, and customer and supplier lists and related information).

“Interim Balance Sheet” has the meaning set forth in Section 3.5(a).

“Interim Financial Statements” has the meaning set forth in Section 3.5(a).

“IRS” means the United States Internal Revenue Service.

“ITAR” has the meaning set forth in Section 3.8(c)(i).

“Knowledge of the Company or to the Company’s Knowledge” means, with respect to any fact, circumstance, event or other matter in question, the actual knowledge, after due inquiry, of Dennis Botts, Jerry Collins, Dinh Nguyen and Kelly McDowell.

“Law or Laws” means any applicable statute, law, ordinance, regulation, rule, writ, decree, code or rule of law or any other policy, notice, protocol or requirement of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 3.10(b).

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, charge, restriction on transfer, easement, encroachment or other encumbrance.

“Losses” has the meaning set forth in Section 6.4(h)(i).

“Material Contract” has the meaning set forth in Section 3.13(a).

“Material Customers” has the meaning set forth in Section 3.20(a).

“Material Permits” has the meaning set forth in Section 3.8.

“Material Suppliers” has the meaning set forth in Section 3.20(b).

“Member or Members” has the meaning set forth in the recitals to this Agreement.

“Mr. Botts” has the meaning set forth in the recitals to this Agreement.

“Multiemployer Plan” means: (a) any “multiemployer plan” as such term is defined in Section 3(37) of ERISA; (b) any “multiple employer plan” as such term is defined in Section 413(c) of the Code; and (c) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

“Net Working Capital” means, as of the Calculation Time, (a) Current Assets, minus (b) Current Liabilities, in each case, as calculated in accordance with Part 1 of Exhibit A.

“Net Working Capital Certificate” means a certificate delivered by an officer of the Company, certifying the Estimated Net Working Capital, Estimated Working Capital Adjustment Amount, Estimated Cash, Estimated Transaction Expenses and Estimated Debt, as used to calculate the Closing Cash Payment set forth on the Closing Statement.

“Net Working Capital Schedule” means the schedule attached hereto as Exhibit B, which is for illustrative purposes only, Net Working Capital as of January 31, 2026.

“Objection Notice” has the meaning set forth in Section 2.5(c).

“OFAC” has the meaning set forth in Section 3.8(c)(i).

“Party or Parties” has the meaning set forth in the preamble to this Agreement.

“Pass-Through Income Tax Return” means any income Tax Return of the Company in respect of which items of income, deduction, credit, gain or loss were passed through, directly or indirectly, to Seller or to the Members under applicable Law.

“Payoff Amounts” has the meaning set forth in Section 2.4(b)(iii).

“Payoff Letter” has the meaning set forth in Section 2.4(b)(iii).

“Permitted Liens” means: (a) Liens for current Taxes, assessments and other governmental levies, fees, or charges that are (i) not due and payable as of the Closing Date or (ii) being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (b) mechanics’ Liens, workmans’ Liens and similar Liens for labor, materials, or supplies provided with respect to such property incurred in the ordinary course of business for amounts that are (i) not delinquent and that would not materially impair the current use or occupancy or the operation of the Business of the foregoing or (ii) being contested in good faith by appropriate proceedings and for which adequate reserves have been accrued in accordance with GAAP; (c) zoning, building codes and other land use Laws regulating the use or occupancy of the Leased Real Property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such Leased Real Property that do not and would not reasonably be expected to materially impair the use or occupancy of such Leased Real Property in the operation of the Business of the Company, taken as a whole, and which are not violated in any material respect by such Leased Real Property; (d) liens for any financing secured by real property for which payment is not yet due or delinquent; (e) easements, covenants, conditions, restrictions and other similar non-monetary matters affecting title to the Leased Real Property and other encroachments and title and survey defects which (in any such case) do not and would not reasonably be expected to, individually or in the aggregate, materially impair the current use or occupancy of any such Leased Real Property in the operation of the Business, taken as a whole; (f) Liens against non-exclusive licenses of Intellectual Property that are owned by the Company and entered into in the ordinary course of business and that do not and would not reasonably be expected to materially impair the use, or materially detract from the value, of such Intellectual Property, or materially impair the operation of the Business of the Company; and (g) restrictions on transfer under applicable state and federal securities Laws.

“Person” means an individual or entity, including a partnership, a limited liability company, a corporation, a business association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority (or any department, agency, or political subdivision thereof).

“Personal Information” means any information concerning a natural Person, that alone or in combination with other information identifies or is reasonably capable of identifying a natural Person, or any information otherwise defined as “Personal Information,” “Personal Data,” “Personally Identifiable Information,” “Personal Health Information,” “Biometric Data,” or similar term under any Privacy Laws.

“Phantom Equityholders” means the Persons set forth on Schedule 1.1.

“Pre-Closing Portion” shall mean, with respect to any Straddle Period, the portion of such period through the end of the Closing Date.

“Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date and, in the case of any Straddle Period, the Pre-Closing Portion.

“Present Fair Salable Value” has the meaning set forth in Section 5.8.

“Privacy Agreements” means Contracts that are in effect between any member of the Company and any Person from whom the Company has collected or otherwise obtained Personal Information, and Contracts under which Personal Information is transferred to or from the Company and a customer, vendor, marketing affiliate or other business partner.

“Privacy Laws” means, collectively, all of the following to the extent applicable to the Business and relating to the access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, security, destruction, or disposal of any personal, sensitive, or confidential information or data or otherwise relating to privacy, security, or security breach notification requirements applicable to the Company, to the conduct of the Company’s business, or any Business Data: all applicable Laws and legal requirements (including data protection and privacy Laws and regulations), including, to the extent applicable to the Business: (a) United States state and federal Laws governing the use of electronic communications or marketing; (b) United States state Laws governing the use of information collected online, including the California Consumer Privacy Act (CCPA), Cal. Civ. Code §1798.100 et seq., United States state data breach notification Laws, and any United States state Laws regarding the safeguarding or security of data; (c) the Massachusetts Standards for The Protection of Personal Information of Residents of the Commonwealth codified at 201 CMR 17.00 et seq.; (d) any United States state and federal laws governing biometric data, including the Texas Capture or Use of Biometric Identifier Act (CUBI) and the Illinois Biometric Information Privacy Act (BIPA); (e) the New York Stop Hacks and Improve Electronic Data Act (NY Shield Act) at N.Y. Gen. Bus. Law §899-aa et seq.; (f) the Fair Credit Reporting Act (FCRA) of 1970; (g) any applicable industry standards, such as the Payment Card Industry Data Security Standards (PCI DSS); and (h) any applicable international data protection and privacy Laws and regulations.

“Privacy Policies” means all written policies (both internal and external-facing) of the Company relating to the processing of Personal Information, including, all website and mobile application privacy policies.

“Pro Rata Percentage” means, with respect to each Seller Guarantor, the percentage set forth opposite such Seller Guarantor’s name under the heading “Pro Rata Percentage” on Schedule 1.

“Products” has the meaning set forth in Section 3.22(a).

“Prohibited Fund” has the meaning set forth in Section 3.8(b)(iv).

“Prohibited Payment” has the meaning set forth in Section 3.8(b)(ii).

“Prohibited Person” shall mean (a) a Person who is on the List of Specially Designated Nationals and Blocked Persons or any other applicable list of sanctioned persons administered by OFAC, (b) any legal entity that is fifty percent (50%)-or-more owned by one or more Persons identified in the foregoing clause (a), (c) a segment of the government of any Sanctioned Country or any national or resident thereof that or who is blocked or subject to the jurisdiction of comprehensive sanctions or (d) a Person acting or purporting to act, directly or indirectly, on behalf of, or a legal entity that is fifty percent (50%)-or-more owned by, any of the Persons identified in any of the foregoing clauses (a), (b) or (c).

“Purchase Price” has the meaning set forth in Section 2.2(a).

“R&W Insurance Policy” means that certain representation and warranty insurance policy issued to Buyer in connection with Closing.

“Real Property Lease” has the meaning set forth in Section 3.10(b).

“Reference Date” means the date that is five (5) years prior to the date of this Agreement.

“Refundable Tariffs” mean all U.S. import tariffs and duties which the Company is legally entitled to receive, including (a) tariffs or duties that were invalidated by the U.S. Supreme Court in February 2026, after having been imposed beginning in 2025 under the International Emergency Economic Powers Act, including any and all executive orders issued pursuant thereto, and any subsequent modifications or revisions thereto, and (b) tariffs or duties that were imposed beginning on February 24, 2026 under Section 122 of the Trade Act of 1974, by the Presidential Proclamation entitled Imposing a Temporary Import Surcharge to Address Fundamental International Payments Problems, plus any subsequent modifications or revisions thereto.

“Reorganization” has the meaning set forth in the recitals to this Agreement.

“Repaid Debt” has the meaning set forth in Section 2.4(b)(iii).

“Residual Information” means any generally applicable information, ideas, concepts, know-how or techniques, all in intangible form, that are non-public and are retained in a Person’s “unaided memory”, where a Person’s memory is “unaided” if he or she has not intentionally memorized, and has not made any effort to refresh his or her recollection of, such information; provided that such individual’s access to confidential or proprietary information of the Company is not in breach of this Agreement.

“Restrictive Covenant Agreement” has the meaning set forth in the recitals to this Agreement.

“SALT Election” means an election under applicable state or local income Tax Laws made by or with respect to the Company pursuant to which the Company will incur or otherwise be liable for any state or local Tax liability under applicable state or local Tax Law that would have been borne (in whole or in part) by the direct or indirect equity owners of the Company had no such election been made (e.g., any “Specified Income Tax Payment” as defined by IRS Notice 2020-75).

“Sanctioned Country” means any country or territory which is currently the subject of any trade, military or economic sanctions administered or enforced by (a) OFAC, (b) BIS, (c) any other Governmental Authority or applicable Law of the United States or (d) the United Nations or (e) the European Union including, currently, Cuba, Iran, or North Korea, Syria, the Crimea region, the self-proclaimed Donetsk People’s Republic, the self-proclaimed Luhansk People’s Republic and the Russian-controlled areas of the Crimea, Kherson and Zaporizhzhia regions of Ukraine.

“Scheduled Intellectual Property” has the meaning set forth in Section 3.12(a).

“Securities Act” means the Securities Act of 1933.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Guarantors” has the meaning set forth in the preamble to this Agreement.

“Seller Parties” has the meaning set forth in Section 8.15(a).

“Seller Released Claims” has the meaning set forth in Section 8.10(c).

“Seller Releasing Party and Seller Releasing Parties” has the meaning set forth in Section 8.10(c).

“Software” means any computer program, operating system, applications system, firmware or software code of any nature, whether operational, under development or inactive, including all object code, source code, data files, rules, definitions or methodology derived from the foregoing and any derivations, updates, enhancements and customization of any of the foregoing, processes, know-how, operating procedures, methods, technical manuals, user manuals and other documentation thereof, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

“Solvent” has the meaning set forth in Section 5.8.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, trust, limited liability company, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof.

“Supporting Documentation” has the meaning set forth in Section 2.5(b).

“Target Net Working Capital” means an amount equal to $12,700,000.00.

“Tax” means (a) any United States federal, state, local or municipal, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, escheat, business tax, profits tax, capital stock tax, severance tax, occupation tax, windfall profits tax, social security tax, disability tax, withholding tax or payroll tax), and any fine, penalty, interest or addition to tax with respect thereto, (b) any and all liability for the payment of any items described in clause (a) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group, and (c) any and all liability for the payment of any amounts described in clause (a) or (b) above as a result of any express or implied obligation to indemnify any other person, or any successor or transferee liability.

“Tax Allocation Schedule” has the meaning set forth in Section 6.4(f).

“Tax Authority” means any Governmental Authority responsible for the imposition, administration, assessment or collection of any Tax or the administration of any Laws relating to Taxes.

“Tax Contest” means an audit, claim, dispute or controversy relating to Taxes.

“Tax Escrow Amount” means an amount equal to $500,000.00.

“Tax Escrow Funds” means the funds maintained from time to time in a segregated account established by the Escrow Agent pursuant to the Escrow Agreement (which funds shall initially be equal to the Tax Escrow Amount and shall be disbursed and released in accordance with the terms and conditions of this Agreement and the Escrow Agreement).

“Tax Indemnity Obligations” means (a) any Taxes for any Pre-Closing Tax Period of the Company arising in connection with the use by the Company of Amazon distribution centers in any state, (b) any unpaid sales, use, value added, goods and services and/or similar Taxes for any Pre-Closing Tax Period owed by or on behalf of the Company to a Governmental Authority of any state arising out of direct-to-consumer transactions, (c) any unpaid Washington Business and Occupation Tax for any Pre-Closing Tax Period of the Company, (d) any California withholding Tax for any Pre-Closing Tax Period of the Company, and (e) any sales, use, value added, goods and services and/or similar Taxes of the Company for any Pre-Closing Tax Period attributable to the failure by the Company to collect an applicable exemption certificate, including, for the avoidance of doubt, in each case of clauses (a)-(e), any interest and penalties imposed with respect thereto and reasonable out-of-pocket expenses (including advisor fees) incurred in connection therewith.

“Tax Escrow Release Date” means April 21, 2028.

“Tax Indemnity Termination Date” means June 20, 2030.

“Tax Proceeding” has the meaning set forth in Section 6.4(d).

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule, election or attachment thereto, and including any amendment thereof, in each case, filed or required to be filed with any Tax Authority.

“Third Party Consents” has the meaning set forth in Section 3.3(d).

“Third-Party Processors” has the meaning set forth in Section 3.12(d).

“Transaction Expenses” means all fees, costs and expenses of Seller, the Company and its and their respective Affiliates incurred or to be incurred in connection with the negotiation, preparation and execution of this Agreement and the consummation of the Transactions, including (a) any costs, fees and disbursements of financial advisors, attorneys, accountants and other advisors and service providers, (b) any severance, bonuses, retention payments and any other change-of-control or similar payments payable as a result of or in connection with the Transactions (including the amounts payable to the Phantom Equityholders set forth on Schedule 1.1), (c) all brokers’, finders’ or similar fees and (d) the employer portion of any payroll, social security, employer health, unemployment, similar or other similar taxes payable with respect to or otherwise attributable to any payments referred to in clause (b); provided that “Transaction Expenses” shall not include (i) any amount which is included in Debt and (ii) any premiums, underwriting fees or other amounts payable in connection with the R&W Insurance Policy, which amounts shall be borne by Buyer.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transfer Taxes” has the meaning set forth in Section 6.4(e).

“Transition Agreement” has the meaning set forth in Section 2.8(d)(i).

“Treasury Regulations” means the regulations (including temporary regulations) of the United States Treasury Department pertaining to the Code.

“Unaudited Financial Statements” has the meaning set forth in Section 3.5(a).

“Union” has the meaning set forth in Section 3.17(b).

“USDA” has the meaning set forth in Section 3.22(a).

“Valuation Firm” has the meaning set forth in Section 2.5(d).

“WARN Act” has the meaning set forth in Section 3.17(e).

“Withholding Agent” has the meaning set forth in Section 2.7.

“Working Capital Adjustment Amount” means, as applicable, the amount by which (a) Net Working Capital exceeds the Target Net Working Capital or (b) the Net Working Capital is less than the Target Net Working Capital (the Cash Payment shall be (y) increased, on a dollar for dollar basis, by the amount by which Net Working Capital exceeds Target Net Working Capital and (z) decreased, on a dollar for dollar basis, by the amount by which Net Working Capital is less than Target Net Working Capital).

ARTICLE 2 PURCHASE AND SALE

2.1         Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall purchase from Seller, and Seller will sell to Buyer, all of the Company Membership Interests held by Seller, free and clear of all Liens (other than restrictions on transfer that may be imposed by generally applicable Securities Laws), in exchange for the Purchase Price.

2.2         Purchase Price; Payments.

(a)         The aggregate consideration for the purchase and sale of the Company Membership Interests shall be equal to (i) the Cash Payment, less (ii) the Adjustment Escrow Amount, less (iii) the Tax Escrow Amount (such consideration, the “Purchase Price”).

(b)         At the Closing, Buyer shall:

(i)         deliver to the Escrow Agent, by wire transfer of immediately available funds, (A) the Adjustment Escrow Amount and (B) the Tax Escrow Amount, in each case, which shall be managed and paid out by the Escrow Agent in accordance with the terms of the Escrow Agreement and this Agreement;

(ii)         on behalf of the Company, pay to the Persons identified on Section 2.4(b)(iii) of the Company Disclosure Schedule, by wire transfer of immediately available funds, amounts equal to the Payoff Amounts, to the account or accounts set forth in the Closing Statement and Payoff Letters;

(iii)         on behalf of the Company, subject to the receipt by Buyer of invoices therefor reasonably prior to the Closing Date, pay to such account or accounts as the Company specifies in the Closing Statement, by wire transfer of immediately available funds, the aggregate amount of all Estimated Transaction Expenses (other than Estimated Transaction Expenses payable to any Phantom Equityholder or any employee of the Company) and all invoices relating thereto;

(iv)         deliver to Seller, by wire transfer of immediately available funds and in accordance with the Closing Statement, an aggregate amount equal to (A) the Closing Cash Payment (as defined below), less (B) the Adjustment Escrow Amount, less (C) the Tax Escrow Amount; and

(c)         The Company shall pay, or cause to be paid:

(i)         to any employee of the Company entitled to receive any portion of the Estimated Transaction Expenses, the amount of Estimated Transaction Expenses payable to such employee (other than any Estimated Transaction Expenses payable to any Phantom Equityholder), which amount shall be payable by the Company through its ordinary payroll processes on the first regularly scheduled payroll date of the Company following the Closing;

(ii)         to each Phantom Equityholder, but subject to the execution and non-revocation of a release of claims, in form and substance reasonably acceptable to Buyer and the Company, by such Phantom Equityholder no later than thirty (30) days after the Closing Date, the amount set forth opposite such Phantom Equityholder’s name on Schedule 1.1, which amount shall be payable by the Company (A) in the case of any Phantom Equityholder who is a current or former employee of the Company, through its ordinary payroll processes on the first regularly scheduled payroll date of the Company following receipt of such release and (B) in the case of any Phantom Equityholder who is not a current or former employee of the Company, by wire transfer of immediately available funds, within three (3) Business Days following receipt of such release; and

(iii)         solely to the extent that the Company does not receive a release of claims from any Phantom Equityholder no later than thirty (30) days after the Closing Date, to Seller, an amount equal to the aggregate amount set forth on Schedule 1.1 payable to any such Phantom Equityholders, by wire transfer of immediately available funds, within three (3) Business Days following the date that is thirty (30) days after the Closing Date.

(d)         As set forth in Section 2.2(b), each of the Adjustment Escrow Amount and the Tax Escrow Amount shall be withheld from the Closing Cash Payment payable to Seller at Closing and deposited with the Escrow Agent, to be held and released in accordance with the terms of this Agreement and the Escrow Agreement.

2.3         Closing. Upon the terms and subject to the conditions of this Agreement, the consummation of the Transactions (the “Closing”) will take place remotely via the electronic exchange of documents and signatures and other closing deliverables by electronic transmission on the date of this Agreement (the “Closing Date”).

2.4         Closing Deliverables.

(a)         At or prior to the Closing, Buyer will deliver or cause to be delivered to Seller: (i) the Escrow Agreement, duly executed by Buyer; (ii) the Restrictive Covenant Agreements, duly executed by Buyer; (iii) the Advisory Agreement, duly executed by Buyer; (iv) a certificate of good standing or existence of the Buyer issued as of a date not more than ten (10) days prior to the Closing Date by the Secretary of State of the State of Nevada; and (v) a certificate of an officer of the Buyer certifying, as complete, accurate and in effect as of the Closing, attached copies of the Buyer’s Governing Documents and all requisite resolutions approving the execution and delivery of this Agreement and the consummation of the Transactions.

(b)         At or prior to the Closing, the Company will deliver, or cause to be delivered, to Buyer: (i) evidence of termination of its 401(k) plan with a plan termination date as of the Closing; (ii) the Net Working Capital Certificate as part of the Closing Statement, duly executed by an authorized officer of the Company; (iii) duly executed payoff letters in form and substance reasonably acceptable to Buyer (the “Payoff Letters”) with respect to the Repaid Debt, including the Payoff Amounts, lien release confirmations, and wiring instructions; (iv) resignations of all members of the board of managers and officers of the Company (other than any such individuals identified in writing by Buyer at least three (3) Business Days prior to the Closing); (v) a certificate of good standing of the Company issued by the Secretary of State of the State of Texas; (vi) a certificate of an officer of the Company certifying its Governing Documents and all requisite resolutions approving the Transactions; (vii) evidence of termination of all Affiliate Agreements; (viii) an electronic copy of the “Project Superfood” data room hosted by Ansarada as such data room existed on the Closing Date; and (ix) the Domain Name Assignment Agreement, duly executed by the Company and Mr. Botts.

(c)         At or prior to the Closing, Seller will deliver, or cause to be delivered, to Buyer: (i) the Escrow Agreement, duly executed by Seller; (ii) a properly executed and completed IRS Form W-9; (iii) the Advisory Agreement, duly executed by Mr. Botts; and (iv) the Restrictive Covenant Agreements, duly executed by each Member.

(d)         Contemporaneous with the consummation of the Transactions and against receipt of payment of the amount due to Seller pursuant to Section 2.2(b)(iv), Seller transfers and assigns to Buyer all of the Company Membership Interests.

2.5         Cash Payment Adjustment.

(a)         At least two (2) Business Days prior to the Closing the Company shall have delivered to Buyer a closing statement (the “Closing Statement”), which sets forth (i) a schedule of the applicable payments to each Person receiving a payment pursuant to Section 2.2(b) and such Person’s account or accounts, and (ii) the Net Working Capital Certificate and the Company’s calculation of the Closing Cash Payment, containing, in reasonable detail, the Company’s good faith estimate of (A) Net Working Capital (the “Estimated Net Working Capital”), (B) the Working Capital Adjustment Amount, calculated using Estimated Net Working Capital (the “Estimated Working Capital Adjustment Amount”), (C) Closing Cash (“Estimated Cash”), (D) Closing Debt (“Estimated Debt”), (E) Transaction Expenses (“Estimated Transaction Expenses”) and (F) the Cash Payment calculated using such estimates (the “Closing Cash Payment”). The Closing Statement shall have been prepared in accordance with the definitions set forth in this Agreement and Part 1 of Exhibit A.

(b)         Not later than the day that is ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller a certificate (the “Buyer Certificate”) providing Buyer’s good faith calculations of (A) Net Working Capital (“Actual Net Working Capital”), (B) the Working Capital Adjustment Amount, calculated using Actual Net Working Capital (the “Actual Working Capital Adjustment Amount”), (C) Closing Cash (“Actual Cash”), (D) Closing Debt (“Actual Debt”), (E) Transaction Expenses (“Actual Transaction Expenses”), and (F) the Cash Payment calculated using such actuals (the “Actual Cash Payment”). The Buyer Certificate shall include reasonable detail of the calculation and shall be prepared in accordance with the definitions set forth in this Agreement and Part 1 of Exhibit A. During the thirty (30)-day period following delivery of the Buyer Certificate, Buyer shall provide Seller and its representatives with reasonable access to the books and records of the Company and employees who prepared the Buyer Certificate (the “Supporting Documentation”).

(c)         On or prior to the day that is forty-five (45) days following Buyer’s delivery of the Buyer Certificate, Seller may give Buyer written notice (an “Objection Notice”) stating in reasonable detail Seller’s objections to Buyer’s calculations. Any item or amount to which no dispute is raised in the Objection Notice will be final, conclusive and binding on the Parties. If Seller does not give Buyer an Objection Notice within such forty-five (45)-day period, Buyer’s calculations will be conclusive and binding upon Buyer and Seller.

(d)         Following Buyer’s receipt of an Objection Notice (if any), Seller and Buyer shall attempt to negotiate to resolve such dispute for a period of thirty (30) days. In the event that they fail to agree, Seller and Buyer agree to engage Houlihan Lokey (the “Valuation Firm”) to make its final determination within thirty (30) days of such engagement. The determination of the Valuation Firm shall be final and binding, absent manifest error or Fraud. The Valuation Firm shall act as an expert and not as an arbitrator. The fees and expenses of the Valuation Firm shall be allocated between Buyer and Seller based on the relative success of their respective positions.

(e)         Following the final determination of Net Working Capital, the Working Capital Adjustment Amount, Closing Cash, Debt and Transaction Expenses, the Actual Cash Payment shall be deemed the Cash Payment (the “Final Cash Payment”).

(f)         Upon determination of the Final Cash Payment: (i) if the Final Cash Payment is equal to the Closing Cash Payment, Buyer and Seller shall execute joint written instructions directing that the entirety of the Adjustment Escrow Funds shall be delivered to Seller; (ii) if the Final Cash Payment is greater than the Closing Cash Payment, Buyer shall also pay to Seller an amount equal to such surplus; or (iii) if the Final Cash Payment is less than the Closing Cash Payment (the “Adjustment Shortfall”), Buyer and Seller shall deliver joint written instructions directing the Escrow Agent to release (A) to Buyer an amount equal to the Adjustment Shortfall and (B) any remaining portion of the Adjustment Escrow Funds to Seller. Any excess of the Adjustment Shortfall over the Adjustment Escrow Funds shall be paid by Seller to Buyer.

(g)         Any payment required to be made under this Section 2.5 shall be made within five (5) Business Days of the determination of the Final Cash Payment and shall, to the extent permitted by applicable Law, be treated for all U.S. federal income Tax purposes as adjustments to the Purchase Price.

2.6         Escrow Agreement.

(a)         At the Closing, Seller and Buyer have entered into an Escrow Agreement with the Escrow Agent (the “Escrow Agreement”). At the Closing, Buyer will deposit each of the Adjustment Escrow Amount and the Tax Escrow Amount in escrow with the Escrow Agent. The Adjustment Escrow Funds and the Tax Escrow Funds will be held by the Escrow Agent solely for payment pursuant to Section 2.5(f) and Section 6.4(h).

(b)         The Adjustment Escrow Amount and the Tax Escrow Amount shall be withheld at the Closing from the Purchase Price payable to Seller. The Parties agree that for U.S. federal income Tax purposes only, Buyer will be treated as the owner of the Escrow Funds.

2.7         Tax Withholding. Buyer and any other applicable withholding agent (each, a “Withholding Agent”) shall be entitled to deduct and withhold from the amounts payable pursuant to this Agreement any Taxes required to be deducted and withheld under any provision of applicable Law and shall timely pay such amounts to the applicable Governmental Authority. The Withholding Agent shall use commercially reasonable efforts to provide Seller with written notice of its intent to withhold at least seven (7) days prior to the payment. Such amounts withheld and paid over to the applicable Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the recipient.

2.8         Earn-Out.

(a)         As additional consideration for the Company Membership Interests, Buyer shall pay (or cause to be paid) to Seller, the Earn-Out Amount if and to the extent earned. For the avoidance of doubt, in no event shall the Earn-Out Amount exceed $5,000,000 and in no event shall more than one payment of the Earn-Out Amount be payable to Seller.

(b)         Within forty-five (45) days after completion of the audited financial statements of Buyer and its Subsidiaries for the fiscal year ending December 31, 2026, Buyer shall deliver to Seller a statement (the “Earn-Out Statement”) setting forth in reasonable detail (i) the 2026 Contribution Profit and (ii) the Earn-Out Amount, if any. The Earn-Out Statement shall be subject to the same dispute resolution mechanism as if it was the Closing Statement, with the same timelines and procedures contained in Section 2.5, applied mutatis mutandis.

(c)         Buyer shall promptly (but in any event within ten (10) Business Days following the final determination of the Earn-Out Amount) pay, by wire transfer of immediately available funds, to Seller the Earn-Out Amount (as finally determined). The Seller intends to report the Earn-Out Amount using the installment method. All payments pursuant to this Section 2.8 shall be treated as an adjustment to the Purchase Price for all foreign, federal, state and local income Tax purposes to the extent permitted under applicable Law.

(d)         During the Earn-Out Period: (i) Buyer and its Affiliates shall not integrate the Business into any other business of Buyer or its Subsidiaries without the prior written consent of Mr. Botts; provided, that Buyer and Mr. Botts may discuss the transition of certain products to the Company’s manufacturing facilities, any such arrangement to be set forth in a Transition Agreement; and (ii) Buyer shall not take any actions with the primary intent or purpose of reducing or avoiding the Earn-Out Amount payable to Seller. Notwithstanding the foregoing, during the Earn-Out Period, Buyer shall not, without the prior written consent of Mr. Botts, cause or permit the Company to incur marketing expenses in excess of $2,594,682.00.

ARTICLE 3 REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company to Buyer contemporaneously with the execution of this Agreement (the “Company Disclosure Schedule”), which Company Disclosure Schedule shall be interpreted in accordance with Section 8.7, the Company represents and warrants to Buyer as follows:

3.1         Organization and Qualification; Subsidiaries.

(a)         The Company is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Texas. The Company (i) has the requisite limited liability company power and authority necessary to own, lease and operate its properties and to carry on its business as it is now being conducted and (ii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification or license necessary, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Company.

(b)         True and complete copies of the Governing Documents of the Company, as in effect on the date of this Agreement, have been made available to Buyer.

3.2         Authorization. The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and any Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Agreements by the Company and the consummation of the Transactions have been duly authorized by all necessary limited liability company action. This Agreement and the Ancillary Agreements have been duly executed and delivered by the Company and constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) proper authorization, execution and delivery by the other parties hereto, (ii) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (iii) rules of Law governing specific performance, injunctive relief and other equitable remedies (collectively, the “Enforceability Exceptions”).

3.3         Capitalization.

(a)         Section 3.3(a) of the Company Disclosure Schedule sets forth a true and complete list of the authorized Equity Interests of the Company, the amount of its issued or outstanding Equity Interests, and the record owners of its issued and outstanding Equity Interests. All of the issued and outstanding Equity Interests of the Company have been issued and granted in compliance with the Governing Documents of the Company and are held of record and beneficially owned by Seller.

(b)         There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other Contracts that would require the Company to issue, sell or otherwise cause to become outstanding any Equity Interests of the Company or otherwise encumber such Equity Interests. There are no outstanding or authorized equity or equity-based awards, equity appreciation, phantom stock, profit participation or similar rights with respect to the Company, except as set forth on Section 3.3(b) of the Company Disclosure Schedule.

(c)         There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which equityholders may vote or the value of which is in any way based upon or derived from the Equity Interests of the Company.

(d)         The Company does not own any Subsidiaries and does not own or control, directly or indirectly, the Equity Interests of any Person.

3.4         Non-contravention. Neither the execution and delivery of this Agreement or the Ancillary Agreements, nor the consummation of the Transactions by the Company will (a) breach or violate any Law to which the Company is subject, (b) breach or violate any provision of the Governing Documents of the Company, (c) conflict with, result in a breach or violation of, constitute a default under, result in the acceleration of, or create in any Person the right to accelerate, terminate, modify or cancel any Material Contract or Material Permit, (d) require any notice or consent under, any Material Contract or Material Permit (the “Third Party Consents”) or (e) result in the creation or imposition of any Lien upon any of the assets or properties of the Company, except, in the case of clauses (a), (c) and (d), as would not, individually or in the aggregate, reasonably be expected to be material to the Company.

3.5         Financial Statements.

(a)         Section 3.5(a) of the Company Disclosure Schedule sets forth true and complete copies of: (i) the unaudited consolidated balance sheet of the Company as of December 31, 2024 and December 31, 2025, and the related unaudited consolidated statements of income for the years then ended (the “Unaudited Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Company as of the Balance Sheet Date (the “Interim Balance Sheet”), and the related unaudited consolidated statements of income for the year-to-date period then ended (the “Interim Financial Statements” and together with the Unaudited Financial Statements, the “Financial Statements”).

(b)         The Financial Statements (i) fairly present, in all material respects, the consolidated financial position of the Company and the consolidated results of operations and cash flows as of the respective dates thereof and for the periods covered thereby (subject, in the case of the Interim Financial Statements, to normal, recurring year-end adjustments), (ii) were prepared in accordance with GAAP, applied on a consistent basis, subject to the absence of footnote disclosure and (iii) have been prepared using the same accounting principles and practices as the Company has used historically. Notwithstanding the foregoing, the Financial Statements are not audited or reviewed by a third-party accounting firm.

(c)         The Company has established and maintained internal controls sufficient to provide reasonable assurances that transactions are properly recorded in its accounting records to permit the preparation of the Financial Statements. To the Company’s Knowledge, there are no significant deficiencies or material weaknesses in the design or operation of the systems of internal accounting controls over financial reporting of the Company.

(d)         Except as set forth on Section 3.5(d) of the Company Disclosure Schedule, the Company has not taken out any loan, received any loan assistance or received any other financial assistance under the CARES Act.

(e)         All inventory reflected in the Financial Statements consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to net realizable value or for which adequate reserves have been established in accordance with GAAP. All inventory is owned by the Company, free and clear of any Liens (other than Permitted Liens).

3.6         Absence of Undisclosed Liabilities. The Company does not have any liabilities, obligations or commitments, except for liabilities (a) specifically reflected and adequately reserved against in the Interim Financial Statements, (b) incurred in the ordinary course of business since the Balance Sheet Date and (c) that are executory obligations pursuant to the terms of any Material Contract (excluding liabilities resulting from any breach thereof or default thereunder).

3.7         Subsequent Events; No Company Material Adverse Effect.

(a)         Since December 31, 2025, there has not been any Company Material Adverse Effect.

(b)         Except as set forth on Section 3.7(b) of the Company Disclosure Schedule, since December 31, 2025, there has not been: (i) any amendment to or restatement of the Governing Documents of the Company; (ii) a change in any method of accounting or accounting practice of the Company, except as required by GAAP or applicable Law; (iii) any issuance or encumbrance of any Equity Interests of the Company or any securities convertible into any such Equity Interests; (iv) any splits, combinations or reclassifications of any Equity Interests in the Company; (v) declared or paid any dividends or distributions on or in respect of, or redemption, purchase or acquisition of, any Equity Interests of the Company; (vi) other than as required by applicable Law or any existing Company Plan or Contract, any change in the compensation payable by the Company to any of its directors, officers, employees, independent contractors, consultants or agents; (vii) any hiring, promoting or engaging for services any employee or independent contractor whose annual base salary or compensation exceeds $100,000; (viii) any terminating (other than for “cause”) any employee or independent contractor whose annual base salary or compensation exceeds $100,000; (ix) any loss, or any development that would reasonably be expected to result in a breach, default or loss, of any Material Customer or Material Supplier; (x) incurrence or commitment to any capital expenditure not reflected in the Company’s current budget; (xi) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy; (xii) incurrence, assumption or guarantee of any material indebtedness; (xiii) entry into any new line of business or abandonment or discontinuation of any existing line of business, product or service; (xiv) payment, discharge, settlement, or satisfaction of any material claims other than liabilities reflected in the Interim Balance Sheet or incurred in the ordinary course of business; or (xv) any agreement to do any of the foregoing.

3.8         Legal Compliance.

(a)         Except as set forth on Section 3.8 of the Company Disclosure Schedule, since the Reference Date: (i) the Company has held all material permits, licenses, approvals, certificates and other authorizations of and from any Governmental Authority necessary for the lawful conduct of the Business (collectively, the “Material Permits”); (ii) the Company has complied in all material respects with the Material Permits; (iii) the Company has conducted the Business in material compliance with all applicable Laws; and (iv) the Company has not received written or, to the Knowledge of the Company, oral, notice of the issuance or proposed issuance of any Action concerning any violation of any Law that would reasonably be expected to be material to the Company or the Business.

(b)         None of the Company nor any of its directors, officers, employees, agents or consultants in their capacity as such, nor, to the Company’s Knowledge, any other Person acting for or on behalf of the Company, directly or indirectly: (i) has violated or is in violation of the U.S. Foreign Corrupt Practices Act (the “FCPA”) or any other U.S. Law regarding corruption or illegal payments (collectively with the FCPA, the “Improper Payment Laws”); (ii) has made, offered, promised or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any officer, employee or official of any Governmental Authority or political party (a “Prohibited Payment”); (iii) has made any payment knowing that all or part of such payment would be the subject of a Prohibited Payment; (iv) has used funds for the establishment or maintenance of any secret, unrecorded or improperly recorded fund for any unlawful purpose (a “Prohibited Fund”); or (v) has made any false or fictitious entries in any books or records of the Company relating to any Prohibited Payment or Prohibited Fund.

(c)         The Company is in compliance in all material respects and, since the Reference Date, has complied, in all material respects with (A) all applicable export and re-export control and trade and economic sanctions Laws, including the Export Administration Regulations, trade and economic sanctions maintained by OFAC, and anti-boycott compliance regulations (collectively, the “Export Controls”). None of the Company, any director, officer, employee, agent or consultant of, or any other Person acting for, or on behalf of, the Company is a Prohibited Person. Since the Reference Date, the Company has not conducted unlawful business directly or indirectly with any Prohibited Person or any Sanctioned Country. There is no pending or, to the Knowledge of the Company, threatened Action relating to the Company in connection with a possible or actual violation of Export Controls.

3.9         Tax Matters. Except as set forth in this Section 3.9, the Company has duly and timely filed all Tax Returns required to be filed by it and all such Tax Returns are true, correct and complete in all material respects, and all Taxes of the Company that have become due have been paid. All Taxes required to be deducted or withheld with respect to payments or distributions made by the Company have been fully deducted and withheld and timely paid to the proper Tax Authority. The Company has not waived any statute of limitations with respect to any Taxes. The Company is not subject to any Tax Contest, and no Tax Authority has given written or oral notice of any intention to assert any deficiency or claim for additional Taxes against the Company. Prior to the Reorganization, the Company was at all times treated as a validly electing “S” corporation within the meaning of Sections 1361 and 1362 of the Code. At all times following the Reorganization, the Company has been treated as a disregarded entity for applicable federal, state and local Tax purposes. The Company will not be obligated to pay any Tax under Section 1374 of the Code in connection with the Transactions.

3.10         Real Property.

(a)         The Company does not own, and has never owned, any real property or any interest in real property (other than pursuant to the Real Property Leases).

(b)         Section 3.10(b) of the Company Disclosure Schedule sets forth a true and complete list of the landlord, tenant and address of any real property leased or subleased by the Company (the “Leased Real Property”), and a true and complete list of the Contracts pursuant to which the Company leases, subleases, licenses, uses, occupies or is permitted to occupy the Leased Real Property (the “Real Property Lease”). The Company has a valid and subsisting leasehold interest in all of the Leased Real Property, free and clear of all Liens, except for Permitted Liens. The Real Property Leases have not been modified, altered, amended, supplemented, restated, renewed or extended. All payments of rent, additional rent and other sums due through the date hereof have been paid in full.

(c)         Each Real Property Lease is in full force and effect, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions, neither the Company nor, to the Knowledge of the Company, any other party thereto is in default thereunder, and the Leased Real Property constitutes all the real property currently used to conduct the Business.

3.11         Sufficiency of Assets. Except as set forth on Section 3.11 of the Company Disclosure Schedule, the Company has good and marketable title to, a valid and enforceable leasehold interest in or a legal right to use, all of the tangible assets, rights (including Intellectual Property), interests and other properties used or held for use by the Company or necessary for the ownership or operation of the Business (the “Assets”), free and clear of all Liens, other than Permitted Liens. Immediately after giving effect to the Closing, the Assets of the Company will be sufficient to enable the Company to continue to conduct the Business as conducted and as conducted during the twelve (12)-month period prior to the Closing Date.

3.12         Intellectual Property and Data Privacy. Section 3.12(a) of the Company Disclosure Schedule sets forth a true and complete list of all registrations and applications pertaining to patents, trademarks, copyrights and domain names included in the Company Intellectual Property (“Scheduled Intellectual Property”). The Company exclusively owns all Company Intellectual Property free and clear of all Liens (other than Permitted Liens). Since the Reference Date, the Company has been in material compliance with all Data Security Requirements applicable to the Business. Since the Reference Date, there have been no material data security breaches or incidents involving unauthorized access to Business Data or any event that has materially disrupted the functioning of the Business Systems.

3.13         Contracts. Except for this Agreement and the other Ancillary Agreements or as listed or described in Section 3.13 of the Company Disclosure Schedule, as of the date hereof, the Company is not a party to any Contracts of the types described in Section 3.13 of the Company Disclosure Schedule (collectively, the “Material Contracts”). Each Material Contract is a valid and binding obligation of the Company, enforceable in accordance with its terms and conditions. Neither the Company nor, to the Knowledge of the Company, any other party to a Material Contract is in breach or default of any material term under such Material Contract.

3.14         Litigation. Except as set forth on Section 3.14 of the Company Disclosure Schedule, since the Reference Date, there have not been, and there are currently no Actions pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Assets or the Business that would, individually or in the aggregate, reasonably be expected to be material to the Company. The Company is not subject to any judgment, order or decree of any Governmental Authority under which it has any further payment or performance obligations that would reasonably be expected to be material to the Company.

3.15         Employee Benefits. Each Company Plan has been, in all material respects, maintained, funded and administered, in form and operation, in accordance with the terms of such Company Plan and the requirements of applicable Law, including ERISA and the Code. Each Company Plan that is intended to meet the requirements of a “qualified plan” under Sections 401(a) and 501(a) of the Code is so qualified and has received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the IRS. The Company is a “small business corporation” as described in Section 280G(5)(A)(i) of the Code.

3.16         Environmental Matters. Since the Reference Date, the Company has complied in all material respects with all applicable Environmental Laws. Since the Reference Date, there have not been, and there are currently no Actions filed with a court of competent jurisdiction regarding any actual or alleged violation of Environmental Law, or any liability arising under Environmental Laws that would reasonably be expected to be material to the Company. There are no events, conditions, or circumstances that are reasonably likely to result in liability to the Company under any Environmental Laws.

3.17         Labor Matters. The Company is not party to or bound by any collective bargaining agreement or other Contract with a Union and no employees of the Company are represented by a Union. Since the Reference Date, the Company has been in compliance, in all material respects, with all applicable Laws related to labor, classification, employment, personnel, employment practices, wages and hours and terms and conditions of employment. The Company has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state, local or foreign Law (the “WARN Act”) that remains unsatisfied.

3.18         Insurance Policies. Section 3.18 of the Company Disclosure Schedule sets forth a true and complete list of each insurance policy maintained by the Company as of the date hereof (collectively, the “Insurance Policies”). The Company has not received any written or, to the Knowledge of the Company, oral, notice of pending cancellation of, premium increase with respect to, or alteration of coverage under, any such Insurance Policy. Each Insurance Policy is fully paid or current with regard to payment schedules. There are no claims by the Company pending under any insurance policy as to which coverage has been denied or disputed.

3.19         Affiliated Transactions. Except for employment and equity agreements and arrangements entered into in the ordinary course of business and except as set forth on Section 3.19(a) of the Company Disclosure Schedule, there are no Contracts between the Company and any Affiliate of the Company or any officer, director, employee, direct or indirect equityholder or immediate family member of the foregoing (each, a “Company Affiliated Person”) (any such agreement, an “Affiliate Agreement”). No Company Affiliated Person owns any material Assets used by the Business.

3.20         Material Customers; Material Distributors; Material Suppliers. Section 3.20(a) of the Company Disclosure Schedule sets forth a true and complete list of the twenty (20) largest customers of the Company based on revenue generated for the period including the fiscal year ended December 31, 2025, and the period from January 1, 2026 through January 31, 2026 (the “Material Customers”). Section 3.20(b) of the Company Disclosure Schedule sets forth each of the twenty (20) largest suppliers, vendors, developers or licensors of the Company based on expenses for the same period (the “Material Suppliers”). No Material Customer or Material Supplier has canceled, terminated or materially and adversely amended or modified its relationship with the Company or provided written or, to the Knowledge of the Company, oral notice to do the same.

3.21         Brokers’ Fees. Other than fees payable to Aspect Consumer Partners, LLC (which fees shall be treated as Transaction Expenses hereunder), the Company has no liability to pay any fees, costs or commissions to any broker, finder or similar agent with respect to the Transactions.

3.22         Food Regulatory Matters. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, the Company and all products manufactured, distributed, marketed or sold by the Company (“Products”) have since the Reference Date complied with (i) the applicable provisions of the Federal Food, Drug, and Cosmetic Act (“FDCA”), including the Nutrition Labeling and Education Act and the Fair Packaging and Labeling Act, and all applicable regulations, standards, final guidances and requirements adopted by the United States Department of Health and Human Services (“HHS”) and the United States Food and Drug Administration (the “FDA”) thereunder, (ii) all applicable Laws administered by the United States Department of Agriculture (the “USDA”), including the Organic Food Production Act of 1990 (together with the HHS, FDA, Department of Justice and Federal Trade Commission, collectively the “Food Authorities”) and (iii) all other applicable Laws related to food additives, food allergens, food contact substances, hazard analysis and preventive controls, supplier verification and the testing, manufacturing, processing, holding, sanitary transportation, distribution, recordkeeping, packaging, registration, monitoring, labeling, advertising and marketing of food products (“Food Safety Laws”).

3.23         Bank Accounts. Section 3.23 of the Company Disclosure Schedule sets forth a true and complete list of (a) the name of each bank account, safe deposit company or other financial institution where the Company has an account, lock box or safe deposit box; (b) the name of each Person authorized to draw on, or to have access to, such accounts, lock boxes or safe deposit boxes; (c) the names of each Person, if any, holding powers of attorney from the Company; and (d) each instrument or agreement to which the Company is a party as an endorser, surety or guarantor, other than checks endorsed for collection in the ordinary course of business.

3.24         Accounts Receivable. The accounts receivable reflected on the Financial Statements and the accounts receivable arising after the Balance Sheet Date (a) have arisen from bona fide, arm’s-length transactions entered into by the Company in the ordinary course of business and have been calculated in accordance with GAAP, (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts adequately accrued in the ordinary course of business; and (c) subject to a reserve for bad debts, are fully collectible in the ordinary course of business.

3.25         No Other Representations and Warranties. Except for the express representations and warranties of the Company contained in this Article 3 or Seller contained in Article 4, in each case, as qualified by the Company Disclosure Schedule, in any Ancillary Agreement, and any certificate required to be delivered pursuant to this Agreement, neither the Company nor any other Person makes any express or implied representations or warranties regarding the Company, Seller or the Business in connection with the Transactions. Nothing in this Section 3.25 will limit any Person’s liability for Fraud.

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Company Disclosure Schedule, Seller hereby represents and warrants to Buyer as follows:

4.1         Organization and Qualification. Seller (a) is duly formed, validly existing and in good standing under the Laws of Delaware, (b) has the requisite corporate power and authority necessary to own, lease and operate its properties and to carry on its business as it is now being conducted and (c) is duly qualified or licensed and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification or license necessary, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected to materially delay or materially impair the ability of Seller to timely consummate the Transactions.

4.2         Authorization. Seller has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements, to perform Seller’s obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Seller and the consummation of the Transactions by Seller has been duly authorized by all necessary action. This Agreement and the Ancillary Agreements have been duly executed and delivered by Seller and constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforcement hereof may be limited by the Enforceability Exceptions.

4.3         No Conflict; Required Filings and Consents. Neither the execution and delivery of this Agreement and the Ancillary Agreements by Seller nor the consummation of the Transactions by Seller, will (a) breach or violate any Law to which Seller is subject, (b) breach or violate any provision of the Governing Documents of Seller or (c) conflict with, result in a breach or violation of, constitute a default or create or impose a Lien upon Seller’s Company Membership Interests or under any Contract to which Seller is a party, except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the ability of Seller to perform its obligations or consummate the Transactions.

4.4         Capitalization Matters. Seller has full right, power and authority to transfer and deliver to Buyer valid title to the Company Membership Interests, free and clear of all Liens (other than restrictions on transfer that may be imposed by generally applicable securities Laws) and is the record owner of all Company Membership Interests. The Members are the sole beneficial owners of all Company Membership Interests. Upon transfer of Seller’s Company Membership Interests to Buyer at the Closing, good and valid title to the Company Membership Interests shall pass to Buyer, free and clear of any Liens.

4.5         Tax Matters. Seller was, from the time of formation, at all times treated as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code for U.S. federal income Tax purposes.

4.6         No Brokers. Other than fees payable by the Company to Aspect Consumer Partners, LLC (which fees shall be treated as Transaction Expenses hereunder), no broker, finder or investment banker is entitled to any brokerage, finder or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Seller.

4.7         No Other Representations and Warranties. Except for the express representations and warranties of Seller contained in this Article 4, in any Ancillary Agreement delivered by Seller, or in any certificate required to be delivered by or on behalf of Seller pursuant to this Agreement, Seller makes no express or implied representations or warranties regarding the Company, Seller or the Business in connection with the Transactions. Nothing in this Section 4.7 will limit any Person’s liability for Fraud.

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

5.1         Organization and Qualification. Buyer (a) is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has the requisite corporate power and authority necessary to own, lease and operate its properties and to carry on its business as it is now being conducted and (c) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of the business conducted by it makes such qualification or license necessary, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected to materially delay or materially impair the ability of Buyer to timely consummate the Transactions.

5.2         Authorization. Buyer has all requisite power and authority to execute and deliver this Agreement, the Ancillary Agreements and each other agreement contemplated hereby or thereby to which it is a party, and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the Transactions have been duly authorized by all necessary action and no other proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement hereof may be limited by the Enforceability Exceptions.

5.3         Non-contravention. Neither the execution and delivery of this Agreement or any of the other Ancillary Agreements by Buyer, nor the consummation of the Transactions by Buyer, will (i) breach or violate any Law to which Buyer is subject, (ii) breach or violate any provision of the Governing Documents of Buyer or (iii) conflict with, result in a breach or violation of, or constitute a default under any material Contract to which Buyer is a party, except where such conflict, breach, violation or default would not reasonably be expected to materially delay or materially impair the ability of Buyer to timely consummate the Transactions. Buyer is in compliance in all material respects with, and is not under investigation with respect to and has not been threatened to be charged with, or given notice of, any material violation of, any applicable Law.

5.4         Brokers’ Fees. Buyer does not have any liability to pay, or to reimburse any other Person for payments of, any fees or commissions to any broker, finder or agent with respect to the Transactions.

5.5         Litigation. There are no Actions pending, or threatened, against Buyer that would reasonably be expected to materially delay or materially impair the ability of Buyer to timely consummate the Transactions.

5.6         Investment Intent; No Public Market. Buyer is acquiring the Company Membership Interests for Buyer’s own account, for investment and not with a view to the sale or distribution thereof. Buyer acknowledges that (a) the Company Membership Interests have not been registered under the Securities Act, or any securities or “blue sky” Laws of any state, (b) there is not now and there may never be any public market for the Company Membership Interests and (c) Rule 144 promulgated under the Securities Act is not presently available with respect to the sale of any Company Membership Interests.

5.7         Sufficient Funds. At the Closing, Buyer will have sufficient funds, in an account at a financial institution located in the United States, to make the payments required pursuant to Section 2.2(b) and to perform its obligations with respect to the Transactions.

5.8         Solvency. Assuming the truth and accuracy of the representations and warranties set forth in Article 3 and Article 4, and that the projections, estimates, forecasts, plans and predictions of the Company made available to Buyer were prepared in good faith and based on reasonable assumptions, then, as of immediately following the Closing, Buyer will be Solvent. For purposes of this Agreement, “Solvent” when used with respect to Buyer means that, as of any date of determination, (i) the Present Fair Salable Value of its assets will exceed its liabilities, (ii) Buyer will not have an unreasonably small amount of assets or capital for the business in which it is engaged and (iii) Buyer will be able to pay its debts as they become absolute and matured, in the ordinary course of business. “Present Fair Salable Value” means the amount that may be realized if the aggregate assets of Buyer (including goodwill) are sold as an entirety with reasonable promptness in an arm’s length transaction under present conditions.

5.9         R&W Insurance Policy. As of the date of this Agreement, Buyer has conditionally bound the R&W Insurance Policy. The R&W Insurance Policy provides that (a) the insurer will not have, and will have unconditionally and irrevocably waived, any subrogation rights against Seller or any of its Affiliates (including the Members), except in the case of Fraud, (b) Seller and its Affiliates (including the Members) are express third party beneficiaries of the R&W Insurance Policy with respect to the matters set forth in clause (a), (c) Buyer is not obligated to bring any claim against the Seller or any Members prior to bringing a claim pursuant to or under the R&W Insurance Policy, and (d) the R&W Insurance Policy may not be amended or modified with respect to the matters set forth in the foregoing clauses (a) through (c) without the prior written consent of Seller.

5.10         No Other Representations and Warranties. Except for the express representations and warranties of Buyer contained in this Article 5, in any Ancillary Agreement delivered by Buyer, and in any certificate required to be delivered by or on behalf of Buyer pursuant to this Agreement, Buyer does not make any express or implied representations or warranties regarding Buyer or its Affiliates in connection with the Transactions. Nothing in this Section 5.10 will limit any Person’s liability for Fraud.

ARTICLE 6 ADDITIONAL AGREEMENTS

6.1         Confidentiality; Public Announcements.

(a)         The parties acknowledge and agree that the Confidentiality Agreement is hereby terminated, without any further action required of any Person, and shall have no further force or effect. Except with the prior written consent of Buyer, Seller shall at all times keep confidential and not disclose the existence, terms and conditions of this Agreement or any Ancillary Agreements and the Transactions and all confidential or proprietary information of the Company, except to the extent that such information has otherwise been made public through no fault or action of such party, such party is required by applicable Law to divulge such information, such information is or has been independently developed or conceived by such party without use of confidential or proprietary information of the Company, such information is or has been made known or disclosed to such party by a third party without a breach of any obligation of confidentiality, such information as is reasonably necessary for enforcing such party’s rights hereunder, or such information constitutes Residual Information.

(b)         None of the Parties shall, and each Party shall cause its Affiliates not to, make or issue any public announcement or press release with respect to this Agreement or the Transactions without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that nothing in this Agreement will prohibit any Party from issuing or causing publication of any such press release or public announcement to the extent required by applicable Law or by obligations pursuant to any rules of, or listing agreement with, any national securities exchange or national securities quotation system; provided, further, that nothing in this Agreement shall prohibit Buyer or any of its direct and indirect parent entities and Affiliates from (i) disclosing the terms and status of this Agreement or the Transactions to its Affiliates, shareholders, limited partners, members and prospective limited partners or members or (ii) responding to questions or providing a summary or update relating to the Transactions in calls or meetings with analysts, investors or industry conference attendees, and making other statements and disclosures in connection with its ordinary investor relations and marketing activities.

6.2         Employee Matters.

(a)         For a period of at least one (1) year following the Closing Date, Buyer shall provide, or shall cause one of its Affiliates (including the Company) to provide, each employee who is employed by the Company as of immediately prior to the Closing who continues employment with Buyer or any of its Affiliates following the Closing (each, a “Continuing Employee”) with (i) a base salary or wage level that is no less favorable than was provided to such Continuing Employee immediately prior to the Closing Date, and (ii) target annual cash bonus, commission, or other cash incentive bonus opportunities and employee benefits that are at least substantially comparable in the aggregate to those provided to such Continuing Employee immediately prior to the Closing Date.

(b)         Buyer shall use commercially reasonable efforts to cause the Continuing Employees to receive credit for the purposes of eligibility to participate and vesting under any plan or other program maintained by the Company as of immediately prior to the Closing for service accrued or deemed accrued as of immediately prior to the Closing with the Company. Additionally, Buyer shall use commercially reasonable efforts to waive any limitations on benefits relating to any pre-existing conditions and shall recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Closing occurs.

(c)         Buyer shall, and shall cause the Company to, use commercially reasonable efforts to continue to sponsor, support, and diligently pursue, at Buyer’s (or the Company’s) sole cost and expense not to exceed $25,000.00 in the aggregate, any pending or necessary applications, petitions, extensions, or other filings in connection with the work visa, employment authorization, or other lawful immigration status of Dinh Nguyen.

(d)         Buyer shall, and shall cause the Company to, provide to each of Dinh Nguyen and Kelly McDowell severance in the amount of six months of their current salary in the event that Buyer or the Company terminates their employment without “cause” during the two-year period after the Closing, subject to such Person’s execution and non-revocation of a release of claims on Buyer’s customary form.

(e)         Notwithstanding any provision in this Agreement to the contrary, all provisions contained in this Section 6.2 are included for the sole benefit of Buyer and after the Closing, the Company, and nothing in this Agreement (i) shall be construed to establish, amend or modify any benefit or compensation plan, (ii) shall alter or limit Buyer’s ability to amend, modify or terminate any particular benefit or compensation plan, (iii) shall confer upon any Person any right to employment, compensation or benefits, or (iv) shall confer upon any individual any right as a third-party beneficiary or other right of any kind or nature whatsoever to this Agreement.

6.3         R&W Insurance Policy Costs. Buyer shall bear all of the fees, costs and expenses associated with negotiating and obtaining the R&W Insurance Policy, including the premium, broker fees, underwriting fees, due diligence fees, carrier commissions, legal fees for counsel engaged by the underwriter and surplus lines Taxes and fees.

6.4         Taxes.

(a)         Seller shall, at Seller’s sole cost and expense, prepare or cause to be prepared and file or cause to be filed all Pass-Through Income Tax Returns for taxable periods ending on or prior to the Closing Date for the Company the due date of which is after the Closing Date. Each such Pass-Through Income Tax Return shall be prepared in a manner consistent with the past practice of the Company except as otherwise required by applicable Law or the obligations set forth in this Agreement. Seller shall provide each such Pass-Through Income Tax Return and any related work papers to Buyer at least thirty (30) days prior to the due date. Buyer shall prepare and file all other Tax Returns for the Company for taxable periods ending on or prior to the Closing Date and Straddle Periods that are due following the Closing Date.

(b)         For all purposes under this Agreement, the amount of any Taxes attributable to the portion of any Straddle Period ending on the Closing Date shall: (i) in the case of any property Tax and other Tax imposed on a periodic basis without regard to income, be equal to the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of such Straddle Period ending on the Closing Date and the denominator of which is the total number of days in such Straddle Period; and (ii) in the case of any other Taxes, be equal to the amount which would be payable based upon a hypothetical closing of the taxable year on the Closing Date.

(c)         Buyer, the Company and Seller shall reasonably cooperate, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of any Tax Returns pursuant to Section 6.4(a), the reporting of information as may be required by any provision of the Code or Treasury Regulations applicable with respect to the Transactions, and with respect to any Tax Proceeding. Such cooperation shall include the reasonable retention and upon request, the provision of records and information in such Party’s control which are reasonably relevant to the preparation of any pre-Closing income Tax Return or any Tax Proceeding.

(d)         Buyer shall notify Seller within ten (10) days of its receipt of any written notice of any audit, suit, action or other proceeding in respect of Taxes with respect to the Company relating in whole or in part to Taxes attributable to Pass-Through Income Tax Returns for which Seller may be liable (each, a “Tax Proceeding”). Seller shall control any Tax Proceeding that is solely with respect to Pass-Through Income Tax Returns for any taxable period ending on or prior to the Closing Date, provided that Seller shall not enter into any settlement of such Tax Proceeding that adversely affects or may adversely affect the Tax liability of Buyer or the Company without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed. Buyer shall control any other Tax Proceeding with respect to the Company for any taxable period beginning prior to the Closing Date.

(e)         All transfer, documentary, registration, sales, use and similar Taxes incurred in connection with and as a result of the transfer of the Company Membership Interests (including the Reorganization) that are not based on income, together with any related fees, penalties, interest or additions to such Taxes (“Transfer Taxes”) shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer.

(f)         The Parties agree that the Purchase Price (and all liabilities and other capitalizable costs for Tax purposes) shall be allocated among the assets of the Company as set forth in Schedule 6.4(f) (the “Tax Allocation Schedule”), which has been prepared in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. None of Seller, Buyer, the Company or their Affiliates shall take any Tax position that is inconsistent with such allocation, as finally determined pursuant to this Section 6.4(f), unless required to do so by applicable Law.

(g)         The Parties intend that, for U.S. federal income Tax purposes, (i) the Reorganization will be treated as a reorganization within the meaning of Section 368(a)(1)(F) of the Code and (ii) the Transactions (other than the Reorganization) will be treated as a sale by Seller and purchase by Buyer of an undivided interest in each of the assets of the Company.

(h)         From the Closing Date until the Tax Indemnity Termination Date, Seller shall save, defend, indemnify and hold harmless Buyer, the Company and their respective Affiliates and Representatives (each, an “Indemnified Party”) from and against any and all damages, losses, liabilities, deficiencies, claims, demands, penalties, fines, assessments, costs, expenses, interest, Taxes or judgments of any kind (including attorneys’ fees, costs and other out-of-pocket expenses), in each case, suffered or incurred by any Indemnified Party in connection with, arising out of, or resulting from, any Tax Indemnity Obligations (“Losses”). Any Tax Indemnity Obligation shall be satisfied: first, prior to the Tax Escrow Release Date and to the extent the then-remaining amount of the Tax Escrow Funds are sufficient, from the Tax Escrow Funds; and second, after the Tax Escrow Release Date or to the extent that the Tax Escrow Funds are insufficient, from Seller, by wire transfer of immediately available funds, within two (2) Business Days following written notice by the applicable Indemnified Party that payment is due.

(i)         Any refunds of Refundable Tariffs for any Pre-Closing Period that are actually received by the Company after the Closing shall be for the benefit and account of Seller, except to the extent that any such amounts were taken into account in the determination of the Purchase Price or any adjustment thereto. Buyer shall pay, or cause to be paid, to the Seller an amount equal to such refunds received by the Company after the Closing, net of any reasonable, applicable, out-of-pocket costs and expenses (including Taxes), within ten (10) Business Days after receipt of such refund.

6.5         Indemnification of Directors; Managers and Officers.

(a)         From and after the Closing, Buyer shall provide, or cause the Company to provide, with respect to each present or former director, manager or officer of the Company (each, a “D&O Indemnified Party”), indemnification rights (including any rights to advancement of expenses and exculpation) to the maximum extent permitted under the applicable Governing Documents of the Company as in effect as of the Closing Date.

(b)         Prior to or in connection with Closing, the Company shall purchase, and pay the premium and all associated costs in full, which such amounts shall be a Transaction Expense, for, a directors’ and officers’ liability insurance policy providing “tail” coverage for the D&O Indemnified Parties that will cover a period of at least six (6) years following the Closing Date.

(c)         The provisions of this Section 6.5 are intended to be in addition to the rights otherwise available to the D&O Indemnified Parties under applicable Law or Contract, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

6.6         Access to Books and Records. From and after the Closing until the seven (7) year anniversary of the Closing Date, Seller and Buyer shall provide each other’s authorized representatives with reasonable access during normal business hours, upon reasonable notice, to the books and records of such Party, for the purpose of examining and copying such books and records with respect to periods or occurrences prior to or on the Closing Date, with respect to any insurance claims, governmental investigations, litigation, legal compliance, or financial statement preparation.

6.7         Further Assurances. Each Party agrees, from time to time, at or after the Closing, to execute and deliver such further agreements and take such other actions as may be reasonably necessary to carry out the purposes and intents of this Agreement.

6.8         Minimum Cash. As of the Closing, Seller shall cause the Company to maintain at least $500,000 of cash on hand to operate the Business in the ordinary course of business, which amount shall be included in Estimated Cash and Actual Cash.

6.9         Wholesale Pricing for Members. From and after the Closing until a Company Change in Control, Buyer shall cause the Company to make available to each of the Members, for the lifetime of such Member, the ability to purchase any and all current and future products sold by the Company to third parties in the ordinary course of business at a price equal to the Company’s then-current wholesale price for such products; provided, that in no event shall such price be less than the Company’s fully loaded cost for such product. Such benefit (a) shall be personal to the applicable Member, (b) shall not be assigned, transferred or otherwise conveyed to any other Person, and (c) shall be for the personal use and consumption of such Member only and not for resale, redistribution, or other commercial purposes.

6.10         Guarantees. From and after the Closing, Buyer shall save, defend indemnify and hold harmless each of Dennis Botts and Jerry Collins, and their respective Affiliates, heirs, successors and assigns (collectively, the “Seller Indemnitees”), from and against all damages, losses, liabilities, deficiencies, claims, demands, penalties, fines, assessments, costs, expenses, interest, Taxes or judgments of any kind, in each case, suffered or incurred by any Seller Indemnitee in connection with, arising out of, or resulting from, any personal guarantees set forth on Section 6.10 of the Company Disclosure Schedule (the “Guarantees”) for so long as such Guarantees remain in effect after the Closing. Buyer further agrees (a) not to take any action that would have the effect of extending, increasing or otherwise expanding the obligations of any Seller Indemnitee under the Guarantees, (b) to use commercially reasonable efforts to have the Guarantees terminated and released in their entirety in connection with any amendment to the Real Property Lease, and (c) prior to any assignment by the Company of the Real Property Lease or a Company Change in Control, Buyer shall have the Guarantees terminated and released in their entirety. The Parties agree that the Seller Indemnitees are express third-party beneficiaries of this Section 6.10.

ARTICLE 7 INDEMNIFICATION

7.1         Survival.

(a)         The Parties agree that the representations and warranties of the Company contained in Article 3, the representations and warranties of Seller contained in Article 4, and the representations and warranties of Buyer contained in Article 5 shall not survive the Closing for any purpose and, following the Closing, no Party shall be entitled to any recovery in respect thereof, except for claims for Fraud.

(b)         The covenants and agreements of the Company, Seller and Buyer set forth in this Agreement that, by their terms, are required to be performed at or prior to the Closing shall not survive and will terminate effective as of the Closing. Any covenants and agreements that, by their terms, are to be performed after the Closing shall survive the Closing and remain in full force and effect for the period explicitly specified therein or, if no period is specified, until such covenant or agreement has been satisfied in full.

ARTICLE 8 GENERAL PROVISIONS

8.1         Notices. All notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier; (c) on the date sent by e-mail of a .pdf or other electronic transmission document (with confirmation of transmission); or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses:

If to Buyer or the Company after the Closing:

Laird Superfood, Inc.

5303 Spine Road, Suite 204

Boulder, CO 80301

Email: jvieth@lairdsuperfood.com

Attention: Jason Vieth

with a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

2029 Century Park East, Suite 2000

Los Angeles, CA 90067

Email: BLevin-Soler@paulweiss.com and jlangston@paulweiss.com

Attention: Bianca Levin-Soler and James Langston

If to Seller:

Superfoods Seller LLC

900 Wickwood Ct.

Fort Worth, TX 76131

Email: dennisbotts.advisory@gmail.com

Attention: Dennis J. Botts, Manager

with a copy to (which shall not constitute notice):

Steptoe LLP

633 West Fifth Street, Suite 1900

Los Angeles, CA 90071

Email: jweiner@steptoe.com and dfern@steptoe.com

Attention: Jeffrey Weiner and Danielle Fern

8.2         Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Section references herein are, unless the context otherwise requires, references to sections of this Agreement.

8.3         Interpretation. When reference is made in this Agreement to an Article, Exhibit or a Section, such reference shall be to an Article, Exhibit or Section of this Agreement, unless otherwise indicated. The language used in this Agreement shall be deemed the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. Any agreement or instrument referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. The words “include”, “including” and “or” shall mean without limitation by reason of enumeration. When used herein, “dollar” or “$” means the United States dollar. “Made available,” “provided,” “furnished,” “delivered” and words of similar import means the posting by or on behalf of the Company of materials to the virtual data room hosted by Ansarada and managed by the Company and made accessible to Buyer or the representatives of Buyer no less than two (2) Business Days prior to the date of this Agreement and not thereafter removed.

8.4         Severability. Whenever possible, each provision of this Agreement shall be interpreted in a manner to be effective and valid under applicable Law, but if one or more of the provisions of this Agreement is subsequently declared to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all of the remaining conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party.

8.5         Entire Agreement. This Agreement (together with the Exhibits, Schedules and the Company Disclosure Schedule) and the Ancillary Agreements constitute the entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior representations, warranties, agreements and undertakings, both written and oral, among the Parties or between any of them, with respect to the subject matter hereof and thereof.

8.6         Fees and Expenses. Except as set forth in Section 6.3, Section 6.4(e) and Section 6.5, each Party will bear its respective expenses and fees incurred with respect to this Agreement, the Ancillary Agreements and the Transactions, including the expenses and fees of its own accountants, attorneys, investment bankers and other professionals.

8.7         Company Disclosure Schedule. In connection with the execution of this Agreement, the Company delivered to Buyer the Company Disclosure Schedule, setting forth, among other things, items the disclosure of which is necessary or appropriate either (a) in response to an express disclosure requirement contained in a provision hereof or (b) as an exception to one or more representations or warranties contained in Article 3 or Article 4. The Company Disclosure Schedule constitutes an integral part of this Agreement and is attached hereto and incorporated herein. The disclosure of any matter in any section of the Company Disclosure Schedule will be deemed a disclosure to each other section of the Company Disclosure Schedule to which such disclosure’s relevance is reasonably apparent on its face.

8.8         Non-Recourse. Each Party agrees, on behalf of itself and its Affiliates, that all Actions, claims, obligations, liabilities or causes of action that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, each Ancillary Agreement or the Transactions, (b) the negotiation, execution or performance of this Agreement and each Ancillary Agreement, and (c) any breach or violation of this Agreement or any Ancillary Agreement, in each case, may be made only against (and are those solely of) the Persons that are expressly identified as Parties.

8.9         Assignment. No Party may assign any of its rights or obligations hereunder without the prior written consent of Buyer and Seller; provided, that Buyer may assign any of its rights and obligations under this Agreement to (a) any of its Affiliates and/or (b) any of the sources of its debt financing as collateral security (provided, that no such assignment shall relieve the obligations of Buyer hereunder). This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Any assignment in violation of this Section 8.9 will be void.

8.10         Parties in Interest; Release.

(a)         This Agreement shall be binding upon and inure solely to the benefit of each Party and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(b)         From and after the Closing, Buyer, on behalf of itself and its Affiliates (including, following the Closing, the Company), successors and assigns, and their respective officers, directors, managers, partners, equityholders, employees, representatives and agents (each, a “Buyer Releasing Party”), hereby unconditionally and irrevocably and forever releases and discharges Seller and its Affiliates, its successors and assigns, and any past, present or future directors, managers, officers, employees, agents, investment bankers, advisors, lenders, investors, partners, principals, members, managers, direct or indirect equityholders of any of the foregoing Persons (collectively, the “Seller Released Parties”) of and from, and hereby unconditionally and irrevocably waives, releases and discharges any and all claims and Actions that such Buyer Releasing Party ever had, now has or ever may have or claim to have against any Seller Released Party, for or by reason of, or resulting from or relating to any Seller Released Party in its capacity as a direct or indirect owner of the Company Membership Interests prior to the Closing (each, a “Buyer Released Claim”), and agrees not to bring or threaten to bring or otherwise join in any Buyer Released Claim against the Seller Released Parties or any of them; provided that, for the avoidance of doubt, nothing contained in this Section 8.10(b) shall be construed to limit or release of liability with respect to, or otherwise as a waiver by such Person of: (i) any of such Person’s rights under this Agreement or any Ancillary Agreement, (ii) any claim in respect of Fraud, (iii) any breach of any covenant, agreement or undertaking in this Agreement or any Ancillary Agreement, (iv) Buyer’s ability to rely on the express representations and warranties for purposes of enforcement of its rights, remedies or recourse under the R&W Insurance Policy or (v) any claim relating to, or arising in commercial arrangements entered into in the ordinary course of business that are not related to this Agreement or the Transactions.

(c)         From and after the Closing, Seller, on behalf of itself and its respective Affiliates (including the Members), successors and assigns, and their respective officers, directors, managers, partners, equityholders, employees, representatives and agents (each, a “Seller Releasing Party”), hereby unconditionally and irrevocably and forever releases and discharges Buyer and the Company and their respective successors and assigns, any of their respective Affiliates, and any past, present or future directors, managers, officers, employees, agents, investment bankers, advisors, lenders, investors, partners, principals, members, managers, direct or indirect equityholders of any of the foregoing Persons (collectively, the “Buyer Released Parties”) of and from, and hereby unconditionally and irrevocably waives, releases and discharges any and all claims and Actions that such Seller Releasing Party ever had, now has or ever may have or claim to have against any Buyer Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising at or prior to the Closing (including in respect of the management or operation of the Company) (each, a “Seller Released Claim”) and agrees not to bring or threaten to bring or otherwise join in any Seller Released Claim against the Buyer Released Parties or any of them; provided, that for the avoidance of doubt, nothing contained in this Section 8.10(c) shall be construed as a waiver by such Person of (i) any of such Person’s rights under this Agreement or any Ancillary Agreement, (ii) any claim in respect of Fraud, (iii) any breach of any covenant, agreement or undertaking in this Agreement or any Ancillary Agreement, (iv) rights to any accrued but unpaid ordinary course employment compensation due to such Seller Releasing Party, (v) the vested rights under any Company Plans due to such Seller Releasing Party, (vi) any contract of insurance or other indemnification, exculpation or advancement of expense obligations covering directors, officers, general partners, managers, advisors or equityholders of the Company, and (vii) any claim relating to, or arising in commercial arrangements entered into in the ordinary course of business that are not related to this Agreement or the Transactions.

8.11         Governing Law; Exclusive Jurisdiction.

(a)         This Agreement, and all claims or causes of action that may be based upon, arise out of or are related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to conflicts of laws principles.

(b)         Any Actions arising out of or relating to this Agreement shall be heard and determined by the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (unless the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in which case, in any federal court within the State of Delaware and any federal appellate court therefrom) (together, the “Delaware Courts”). Each of the Parties hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Courts and agrees not to commence any such Action except in the Delaware Courts.

(c)         Each Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of or relating to this Agreement and any Ancillary Agreement in connection herewith.

(d)         Each Party irrevocably and unconditionally consents to service of process in person or by certified or by nationally recognized overnight courier to its respective notice address set forth in Section 8.1, which shall constitute valid in person service upon such Party and its successors and assigns in any proceeding commenced pursuant to this Section 8.11.

(e)         If any Action relating to this Agreement or the enforcement hereof is brought by or against any Party, the prevailing Party in such Action, if any, shall be entitled to recover from the other Party its reasonable and documented out-of-pocket attorneys’ fees, costs, and disbursements actually incurred in connection with such Action.

8.12         Specific Performance; Exclusivity of Remedies.

(a)         Each Party’s obligations under this Agreement are unique. If any Party should breach its covenants or agreements under this Agreement, the Parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the non-breaching Party or Parties, in addition to any other available rights or remedies they may have, may sue in equity for specific performance or to obtain an injunction or injunctions to prevent breaches of this Agreement. Each Party expressly waives the defense that a remedy in damages will be adequate.

(b)         Other than in the case of Fraud, the sole and exclusive remedies for any breach of the terms and provisions of this Agreement shall be those remedies available at law or in equity for breach of contract only (as such contractual remedies may be further limited or excluded pursuant to the express terms of this Agreement); and the Parties hereby waive and release any and all tort claims and causes of action (other than any claims for Fraud) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance of this Agreement.

8.13         Counterparts. This Agreement may be executed manually, by facsimile, DocuSign or other electronic signature, or email delivery of PDF by the Parties, in any number of counterparts, each of which shall be considered an original, and all of which together shall be considered one and the same agreement.

8.14         Amendments and Waivers. Subject to compliance with applicable Law, any provision hereof may be amended, modified, terminated or supplemented and the observance of any provision hereof may be waived only by a writing signed by Buyer and Seller. Any amendment, modification, termination, supplement or waiver effected in accordance with this Section 8.14 shall be binding upon each of the Parties.

8.15         Conflicts and Privilege. Each of the Parties acknowledges and agrees that Steptoe LLP and ERISA Cavalry PLLC (collectively, “Counsel”) have acted as counsel to Company, Seller and the Members in connection with the negotiation of this Agreement and consummation of the transactions contemplated hereby. Buyer hereby consents and agrees to, and agrees to cause Company and its Affiliates to consent and agree to, Counsel representing Seller and/or any of the equityholders of Seller (collectively, the “Seller Parties”) after the Closing, including with respect to disputes in which the interests of the Seller Parties may be directly adverse to Buyer and its Affiliates (including the Company after Closing). All communications involving attorney-client confidences between the Company, Seller or the Members, on the one hand, and Counsel, on the other hand, in the course of the negotiation and documentation of this Agreement and the Ancillary Agreements shall be deemed to be attorney-client confidences that belong solely to Seller and the Members (and not Company) and may be controlled by Seller and the Members.

8.16         Seller Guaranty.

(a)         As a material inducement to, and consideration for, Buyer entering into this Agreement and the other Ancillary Agreements and consummating the Transactions, each Seller Guarantor hereby absolutely, irrevocably and unconditionally guarantees, severally in accordance with each such Seller Guarantor’s Pro Rata Percentage and not jointly, as a primary obligor and not merely as a surety, the full, complete, faithful and timely payment of all monetary obligations of Seller under or otherwise related to this Agreement and any other Ancillary Agreement (including any amounts payable by Seller pursuant to Section 2.5(f) and any indemnification obligations pursuant to Section 6.4(h)). The foregoing obligations constitute a continuing guarantee of payment, and not collection, and are and shall continue to be absolute, irrevocable and unconditional under any and all circumstances. A separate Action may be brought and prosecuted against the Seller Guarantors to enforce this guaranty, irrespective of whether any Action is brought against any other Person. Except for any notice obligations required to be provided to Seller, each Seller Guarantor hereby waives notice of acceptance of this guaranty and notice of any liabilities or expenses to which it may apply, and waives promptness, diligence, presentment, demand or payment, protest, notice of dishonor or nonpayment, suit or taking of other action or proceeding by Buyer or any other Indemnified Party against, or any other notice to, any Person liable therefor. The guarantee set forth in this Section 8.16 will remain in full force and effect following the Closing, and will be binding upon each Seller Guarantor, until all of the obligations guaranteed hereunder have been satisfied in full.

(b)         Each Seller Guarantor hereby, severally and not jointly, represents and warrants as follows: (i) Seller Guarantor has all legal capacity, power and authority to execute, deliver and perform obligations created by this Section 8.16; (ii) the execution, delivery and performance of this Agreement by such Seller Guarantor has been duly and validly authorized and approved by all necessary corporate action; (iii) this Agreement has been duly and validly executed and delivered by such Seller Guarantor and constitutes a valid and legally binding obligation of such Seller Guarantor, enforceable against Seller Guarantor in accordance with its terms, except as enforcement may be limited by the Enforceability Exceptions; (iv) all consents, approvals, authorizations of, or filings with, any Governmental Authority necessary for the due execution, delivery and performance of this Agreement by such Seller Guarantor have been obtained or made; (v) the execution, delivery and performance by such Seller Guarantor of this Agreement do not and will not violate any applicable Law or any material contractual restriction binding on such Seller Guarantor or his or her assets; and (vi) such Seller Guarantor has, and, for so long as this Section 8.16 shall remain in effect in accordance with its terms, such Seller Guarantor shall have, funds sufficient to satisfy all of its obligations hereunder.

(c)         Notwithstanding anything to the contrary set forth in this Section 8.16, under no circumstances shall this Section 8.16 be construed to expand or modify in any way the obligations of Seller or rights of Buyer as expressly set forth in Section 2.5(f) and Section 6.4(h), and Seller Guarantors’ obligations hereunder are expressly limited to the extent set forth therein.

* * * * *

[Signature page follows.]

[Signature Page to the Securities Purchase Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Securities Purchase Agreement effective as of the date first written above.

THE COMPANY:

TERRASOUL SUPERFOODS, LLC

By: ___________________________

Name:         Dennis J. Botts

Title:         CEO

[Signature Page to the Securities Purchase Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Securities Purchase Agreement effective as of the date first written above.

SELLER:

SUPERFOODS SELLER LLC

By: ___________________________

Name:         Dennis J. Botts

Title:         Chief Executive Officer

[Signature Page to the Securities Purchase Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Securities Purchase Agreement effective as of the date first written above.

BUYER:

LAIRD SUPERFOOD, INC.

By: ___________________________

Name:         Jason Vieth

Title:         Chief Executive Officer

[Signature Page to the Securities Purchase Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Securities Purchase Agreement effective as of the date first written above.

SELLER GUARANTORS:

By: ___________________________

Name:         Dennis J. Botts

By: ___________________________

Name:         Amy J. Botts

By: ___________________________

Name:         Jerry W. Collins

By: ___________________________

Name:         Mark K. Miller

Schedule 1

Seller Guarantors

[OMITTED]

Schedule 1.1

Transaction Expenses

[OMITTED]

Schedule 6.4(f)

Tax Allocation Schedule

[OMITTED]

Exhibit A

Accounting Principles

[OMITTED]

Exhibit B

Net Working Capital Schedule

[OMITTED]